Exhibit 99.2
Management's Discussion and Analysis of Financial Condition and Results of Operations

EXECUTIVE OVERVIEW
SunEdison, Inc. is a major developer and seller of photovoltaic energy solutions and a global leader in the development, manufacture and sale of silicon wafers to the semiconductor industry. Our company is one of the world's leading developers of solar energy projects and, we believe, one of the most geographically diverse. Our technology leadership in silicon and downstream solar are enabling the company to expand its customer base and lower costs throughout the silicon supply chain. At the company's annual stockholders' meeting on May 30, 2013, stockholders approved the name change from MEMC Electronic Materials, Inc. to SunEdison, Inc. We believe that operating the company under one name will help us create a more powerful brand that is widely recognized across industries and around the world. We believe the new name will allow us to take full advantage of the strong worldwide brand that the SunEdison name has enjoyed.
On August 22, 2013, we announced our plan to pursue an initial public offering (the “Semiconductor Offering”) of our semiconductor business through a newly formed company to be known as SunEdison Semiconductor, Ltd., and in connection therewith, filed a registration statement with respect to such proposed Semiconductor Offering with the SEC on September 9, 2013. We plan to sell a minority ownership interest in the semiconductor business to the public. The completion of the proposed Semiconductor Offering is subject to market conditions, a final decision by our Board of Directors regarding the amount of equity interest to be sold and receipt of all regulatory approvals, including the effectiveness of the registration statement that has been submitted to the SEC. We believe this structure will allow each independent company to pursue its own strategies, focus on its key markets and customers, optimize its capital structure and enhance its access to capital in the future.
On September 18, 2013, we completed the issuance and sale in a registered public offering (the "Offering") of 34,500,000 shares of the Company's common stock, par value $0.01 per share, at a public offering price of $7.25 per share, less discounts and commissions of $0.29 per share. We received net proceeds from the offering of approximately $239.6 million, after deducting underwriting discounts and commissions and related offering costs.
On December 12, 2013, we announced our plan to monetize certain of our solar generation assets by aggregating them under a dividend growth-oriented subsidiary ("SunEdison YieldCo") and divesting an interest in SunEdison YieldCo through an initial public offering (the "proposed SunEdison YieldCo IPO"). SunEdison YieldCo would primarily own assets located in North America, as well as projects in Canada, the United Kingdom and Chile. We expect that we would retain majority ownership of SunEdison YieldCo, and would provide specified support services to SunEdison YieldCo, for a fee. We submitted on a confidential basis a registration statement on February 14, 2014 with the SEC with respect to the proposed SunEdison YieldCo IPO. Completion of the proposed SunEdison YieldCo IPO and related transactions are subject to numerous conditions, including market conditions, approval by our Board of Directors of the terms of the proposed SunEdison YieldCo IPO and receipt of all regulatory approvals, including the effectiveness of the registration statement that has been submitted to the SEC.
On December 20, 2013, we completed the offering of $600.0 million aggregate principal amount of 2.00% convertible senior notes due 2018 (the "2018 Notes") and $600.0 million aggregate principal amount of 2.75% convertible senior notes due 2021 (the "2021 Notes" and, together with the 2018 notes, the "Notes") in a private placement. In connection with the Notes offering, on December 20, 2013, we completed the redemption of the $550.0 million outstanding aggregate principal amount of the 7.75% senior notes due 2019 and the $200.0 million second lien term loan with an interest rate of 10.75%. This refinancing lowered our cost of borrowing.
During 2013, we continued the execution of our strategic plan designed to continue to improve our performance and address the challenges within our industries. Our business strategy is designed to address the most significant opportunities and challenges facing the company, including:

•
Managing cash flow and mitigating liquidity risks, evaluating the level of committed financing prior to commencement of solar project construction and managing the timing of expenditures for the construction of solar energy systems as compared to receipts from final sale or financing;

•	Optimizing solar project pipeline development and generating retained value globally and across all platforms; and

•	Focusing on semiconductor operating cash flows and further streamlining those operations.

Effective January 1, 2014, in connection with the previously announced plan to divest a minority ownership of SunEdison Semiconductor, Ltd. ("SSL"), a wholly-owned subsidiary of SunEdison, Inc. created to own our Semiconductor Materials business, through an initial public offering (the "proposed IPO") (see Note 21), the Company made the following changes in our internal financial reporting in order to align our reporting with the organizational and management structure established to manage the Semiconductor Materials segment as a standalone SEC registrant:

•
Reclassification of certain corporate costs and expenses. Prior to January 1, 2014, costs and expenses related to certain research and development and marketing activities were not allocated to the Solar Energy or Semiconductor Materials segments. These costs, as well as general corporate marketing and administrative costs, substantially all of our stock compensation expense, research and development administration costs, legal professional services and related costs, and other items were not directly attributable nor evaluated by segment and thus were included in a "Corporate and other" caption in our disclosures of financial information by reportable segment. Effective January 1, 2014, these costs and expenses will be specifically identified with or allocated to the Solar Energy or Semiconductor Materials segments. Thus, our internal financial reporting structure was revised to reflect the results of the Solar Energy and Semiconductor Materials on this basis.

•
Reclassification of the results for the Company's polysilicon operations in Merano, Italy from the Solar Energy segment to the Semiconductor Materials segment. Prior to January 1, 2014, the Merano polysilicon operations were included in the results of the Solar Energy segment. Upon the effective date of the proposed IPO, the Merano polysilicon operations will be transferred to the Semiconductor Materials segment. Thus, effective January 1, 2014, the Merano polysilicon operations have been managed by the management of the Semiconductor Materials segment, and the results of the Merano polysilicon operations have been reported on this basis in our internal financial reporting.

As a result of these changes to our internal financial reporting structure, we determined that such changes should also be reflected in the reportable segments data disclosed in our consolidated financial statements, in accordance with FASB ASC Topic 280, Segment Reporting.
Solar Energy Segment
During 2013, revenues were recognized for direct sales of solar energy systems on 57 projects totaling 153.3 megawatts ("MW") compared to 44 projects totaling 291.7 MW in 2012. The 291.7 MW in 2012 include 52.1 MW of projects sold in Europe that were classified as held for sale at the end of 2011. Solar energy systems sold in 2013 decreased in comparison to 2012 as a result of the Company's plan to monetize certain of our solar generation assets by aggregating them under SunEdison YieldCo as previously discussed.
We currently have 504.1 MW of solar projects under construction, compared to 73.0 MW as of December 31, 2012. While the predominate portion of our projects currently under construction are in North America, our geographic mix has changed over the last year with a larger portion of MW under construction in South Africa, the U.K., South America and Asia. We continue to evaluate project development opportunities globally. We have project pipeline of approximately 3.4 gigawatts ("GW") as of December 31, 2013, representing a 0.8 GW increase from the 2.6 GW in our project pipeline as of December 31, 2012.
A solar energy system project is classified as "pipeline" when we have a signed or awarded power purchase agreement (PPA) or other energy off-take agreement, or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed. "Under construction" refers to projects within pipeline, in various stages of completion, which are not yet operational. There can be no assurance that pipeline will be converted into completed projects or generate revenues or that we can obtain the necessary financing to construct these projects.
Semiconductor Materials Segment
Net sales in our Semiconductor Materials segment decreased slightly in 2013, compared to 2012, primarily due to declines in average selling prices, offset in large part by higher volume. Semiconductor market conditions remained challenging throughout 2013 as industry overcapacity and price competition negatively impacted our net sales. Since the third quarter of 2012, we have been realizing the benefits of improved productivity through the ramp-up of our Ipoh, Malaysia facility and the cost reductions associated with the restructuring actions taken under the restructuring efforts associated with our 2011 Global Plan ("2011 Global Plan"), which have helped offset the effects of declining average selling prices. Despite challenging market conditions, we generated positive operating cash flows during 2013.
RESULTS OF OPERATIONS
Net sales by segment in the years ended December 31, 2013, 2012 and 2011 were as follows:

Net Sales	2013	2012	2011
Dollars in millions
Solar Energy	$1,096.1	$1,602.5	$1,664.2
Semiconductor Materials	911.5	927.4	1,051.3
Total Net Sales	$2,007.6	$2,529.9	$2,715.5
Solar Energy

For the year ended December 31, 2013, net sales from the Solar Energy segment were lower when compared to the same period in 2012, primarily due a decline and change in mix of solar energy system sales as well as retaining more projects on the balance sheet in preparation for the proposed SunEdison YieldCo IPO. In 2014, we intend to monetize certain of our solar generation assets by aggregating them into the proposed SunEdison YieldCo IPO.

Solar energy system sales totaled 153.3 MW for the year ended December 31, 2013, compared to 291.7 MW during the same period in 2012. The 291.7 MW in 2012 included 52.1 MW of projects sold in Europe that were classified as held for sale at the end of 2011. For the year ended December 31, 2012, approximately 95% of the solar energy project revenue was related to sales of fully developed solar energy systems, whereas for the year ended December 31, 2013, approximately 25% of the solar energy project new sales are related to engineering, procurement and construction ("EPC") solar energy system revenue. EPC solar energy system sales per watt are generally lower than fully developed solar system project sales per watt because we are not directly involved in every phase of the system's design, financing and development. This change in mix resulted in a decrease in average selling price of approximately $0.43 per watt for the year ended December 31, 2013, compared to the same period in 2012. The change in mix is a direct result of our decision to slow solar project development spending during the first half of 2012 to optimize liquidity. During the current year, we have increased our development spend to take advantages of market opportunities. As a result, our solar energy systems under construction increased 431.1 MW to 504.1 MW at December 31, 2013 from 73.0 MW at December 31, 2012. Furthermore, the decrease in solar energy system sales was due to our decision to retain more projects on the balance sheet in preparation for the proposed SunEdison YieldCo IPO.

Net sales for the year ended December 31, 2013 include $25.0 million of revenue recognized on the Tainergy contract amendment during the first quarter, $22.9 million of revenue recognized related to a contract termination with Gintech during the third quarter, as well as $32.3 million of revenue recognized from profit deferrals for power guarantees that expired during 2013. Net sales for the year ended December 31, 2012 included $37.1 million related to revenue recognized as part of the termination of the long-term solar wafer supply contract with Conergy, as well as $54.4 million of revenue recognized related to profit deferrals for a power guarantee that expired for a 70 MW project in Italy that was sold in the fourth quarter of 2010.

Net sales for the year ended December 31, 2013 also included revenues of $127.3 million from energy production for all solar energy projects as compared to $125.8 million for the year ended December 31, 2012.

As of December 31, 2013 and 2012, $221.0 million and $239.5 million, respectively, of deposits plus revenue related to solar energy system direct sales was deferred as required under real estate revenue recognition requirements because of certain related guarantees and indemnifications. Solar Energy segment net sales do not include $284.4 million in executed financing sale-leasebacks for the year ended December 31, 2013 as both the assets and related non-recourse debt remain on our balance sheet. Sales contract values of financing sale-leasebacks was $294.5 million for the year ended December 31, 2012. See "Summary of Significant Accounting Policies - Revenue Recognition" in Note 2.
The decrease in Solar Energy sales from 2011 to 2012 reflects declines in solar wafer sales of $497.5 million and the absence of $175.7 million associated with the favorable Suntech contract resolution in 2011, which did not recur in 2012. The decline in solar wafer sales was expected as we implemented our plans to primarily support our internal needs for our downstream solar energy business. These declines were offset by the increase in sales of solar energy systems and to a lesser extent, external module sales, as well as $37.1 million of revenue related to a favorable contract termination with Conergy. Sales of solar energy systems totaled 291.7 MW during 2012 compared to 168.6 MW during 2011. Also offsetting the decrease in net sales was an increase in energy production revenue from $74.9 million in 2011 to $125.8 million in 2012. Additionally, in the fourth quarter 2012, there was $54.4 million of revenue recognized related to profit deferrals on a power guarantee that expired for a 70 MW project in Italy that was sold in the fourth quarter of 2010. No similar amounts were recognized in 2011.
As of December 31, 2012 and 2011, $239.5 million and $179.4 million, respectively, of deposits plus revenue related to solar energy system direct sales was deferred as required under real estate revenue recognition requirements because of certain related guarantees and indemnifications. Solar Energy segment net sales do not include financing sale-leasebacks with executed contract sales values of $294.5 million and $511.9 million during 2012 and 2011, respectively, because these transactions resulted in the retention of assets on our balance sheet along with the related non-recourse debt. The decline of financing sale-leasebacks of $217.4 million during 2012 is attributable to the change in mix between financing sale-leasebacks and direct sales.
Semiconductor Materials
Net sales decreased for the year ended December 31, 2013 compared to the prior year primarily due to semiconductor wafer price decreases totaling $65.0 million driven by softness in the semiconductor industry in 2013, as well as an aggregate amount of $9.5 million due to a less favorable product mix as a result of higher sales of lower priced wafers and a decrease in net sales of intermediate byproducts of polysilicon and scrap wafers offset in large part by volume increases of $58.6 million. Unit volume increased across all wafer diameters as a result of increased sales to certain existing customers and improved market demand. Average selling price decreases occurred primarily with 300mm semiconductor wafers due to a competitive market environment, overcapacity and the weakening of the Japanese Yen, which lowered the relative prices charged by Japanese semiconductor wafer manufacturers in markets outside Japan. The average selling prices of our wafers for the year ended December 31, 2013 were approximately 7.1% lower than the average selling prices for the same period in 2012.
The decrease in Semiconductor Materials net sales in 2012 compared to 2011 primarily due to semiconductor wafer price decreases totaling $101.3 million caused by softness in the semiconductor industry in 2012, as well as an aggregate amount of $22.6 million due to a decrease in net sales of intermediate byproducts of polysilicon and scrap wafers and, to a lesser extent, a less favorable product mix. Price decreases occurred across all wafer diameters. Unit volumes in 2012 were flat as compared to 2011, as unit volume increases for 300mm diameter wafers were offset by lower demand for 200mm and smaller diameter wafers. The average selling prices of our wafers for the year ended December 31, 2012 were approximately 10.0% lower than the average selling prices for the prior year.
Net Sales by Geographic Area
We operate in the major solar-producing and semiconductor regions of the world. Approximately 76% of our 2013 net sales were to customers located outside the United States. Net sales by geographic region for each of the last three years were as follows:

	For the year ended December 31,
	2013	2012	2011
Dollars in millions
United States	$475.1	$735.3	$447.5
Taiwan	472.5	408.4	530.0
Canada	279.1	248.6	104.9
Korea	220.3	198.8	237.1
China	77.7	82.8	598.8
Italy	71.3	234.2	375.6
Spain	9.6	175.8	42.3
Other foreign countries	402.0	446.0	379.3
Total	$2,007.6	$2,529.9	$2,715.5

Net sales are attributed to countries based on the location of the customer.

Cost of goods sold in the years ended December 31, 2013, 2012 and 2011 were as follows:

Gross Profit	2013	2012	2011
Dollars in millions
Cost of Goods Sold	$1,862.3	$2,194.3	$2,420.6
Gross Profit	145.3	335.6	294.9
Gross Margin	7.2%	13.3%	10.9%

In comparison to the year ended December 31, 2012, the Solar Energy segment gross margin for the same period in 2013 was negatively impacted by lower sales of fully developed solar energy systems as well as a $10.2 million impairment of intangible assets and $18.5 million of lower of cost or market charges. Offsetting the declines in the Solar Energy segment's gross margins in 2013 were the $25.0 million of revenue recognized on the Tainergy contract amendment, $22.9 million of revenue recognized related to a contract termination with Gintech, as well as $32.3 million of revenue recognized from profit deferrals for power guarantees that expired during 2013.

The Semiconductor Materials segment gross margin decreased for the year ended December 31, 2013 compared to 2012, primarily due to lower average selling prices for our wafers, partially offset by reduced unit costs on higher product volume, improved operational efficiencies and continued focus on manufacturing cost reductions.

The Solar Energy segment's margins in 2012 was positively impacted by the $37.1 million of revenue on the Conergy termination as well as $54.4 million of revenue recognized related to profit deferrals for a power guarantee that expired for a 70 MW project in Italy that was sold in the fourth quarter of 2010. Additionally, gross profit was positively impacted by an increase in sales of solar energy systems and module sales during the year.

For the year ending December 31, 2012, the Semiconductor Materials segment's gross profit was negatively impacted by declines in pricing, partially offset by lower overhead costs resulting from our restructuring actions taken under the 2011 Global Plan.

The Solar Energy segment's margins in 2011 were significantly impacted by the sharp decline in solar wafer prices during the second half of the year, which was only partially offset by lower costs for solar wafers, increased solar wafer and energy sales volume, and $175.7 million in revenue recognized upon the resolution of the Suntech contract. Additionally, inventory write-downs of $107.0 million were recorded during 2011 due primarily to the sharp decline in solar wafer prices and the underutilization of our Kuching solar wafering plant as we ramped production and implemented new technologies. Gross profit was also unfavorably impacted by $37.4 million in charges recorded to cost of goods sold related to the estimated probable shortfall of our purchase obligations associated with certain take-or-pay agreements, and due to a larger number of projects under which revenue was deferred generally to the extent of our gross profit because of guarantees and indemnifications. For the year ending December 31, 2011, the Semiconductor Materials segment's gross profit dollars were negatively impacted by lower net sales volumes, unfavorable foreign currency effects, inventory charges related to supplies, ramp costs at our Ipoh, Malaysia facility, and the March 2011 earthquake in Japan, offset partially by improved pricing on wafers and lower costs for polysilicon.

Marketing and administration in the years ended December 31, 2013, 2012 and 2011 were as follows:

Marketing and Administration	2013	2012	2011
Dollars in millions
Marketing and Administration	$361.6	$302.2	$348.8
As a Percentage of Net Sales	18.0%	11.9%	12.8%

The increase in marketing and administration expenses for the year ended December 31, 2013 relative to the same period in 2012 was attributable to increases in staffing, higher expenses related to growth initiatives, and non-capitalizable costs incurred in connection with the Offering, preparation for the Semiconductor Offering and the proposed SunEdison YieldCo IPO. Furthermore, during the year ended December 31, 2013, we recorded an unfavorable adjustment of $5.6 million to adjust the fair value of contingent consideration.

The decrease in marketing and administration expenses from 2011 to 2012 is primarily the result of lower spending across all segments as part of the restructuring actions taken under the 2011 Global Plan. During the year ended December 31, 2012, we recorded a $12.8 million charge to income to adjust the fair value of contingent consideration, while during the year ended December 31, 2011, we recorded a favorable adjustment of $26.3 million to adjust the fair value of contingent consideration. Additionally, there were $8.6 million of net unfavorable legal verdicts and settlements recorded in 2011 and $11.3 million of incremental costs incurred as a consequence of the Japan earthquake that were expensed as incurred in 2011. No similar expenses were incurred in 2012.

Research and development in the years ended December 31, 2013, 2012 and 2011 were as follows:

Research and Development	2013	2012	2011
Dollars in millions
Research and Development	$71.1	$71.8	$87.5
As a Percentage of Net Sales	3.5%	2.8%	3.2%

Research and development ("R&D") expenses consist mainly of product and process development efforts to increase our capabilities in each of our business segments. Overall spending on R&D for 2013 has remained relatively consistent from 2012 amounts. The decrease in R&D expenses in 2012 compared to 2011 resulted primarily from the restructuring actions taken under the 2011 Global Plan. R&D expenses were higher in 2011 primarily due to technology developments to lower the cost of energy delivery at the solar energy systems level, primarily in the development of our solar materials business.

Other operating expenses in the years ended December 31, 2013, 2012 and 2011 were as follows:

Goodwill Impairment Charges	2013	2012	2011
Dollars in millions
Goodwill Impairment Charges	$—	$—	$440.5
As a Percentage of Net Sales	—%	—%	16.2%

The solar industry experienced a significant downturn in the second half of 2011, including sharp reductions in prices for solar modules, solar cells, solar wafers, polysilicon, and to a lesser extent, solar systems, which lead to a dramatic decline in profitability compared to prior years. Additionally, because of these economic factors, our market capitalization deteriorated significantly. Our goodwill impairment tests performed during 2011 determined that the estimated fair value of our reporting units was below the estimated fair value of their net assets. As a result, goodwill impairment charges of $440.5 million were recorded to the Solar Energy segment during the year ended December 31, 2011.

Restructuring (Reversals) Charges	2013	2012	2011
Dollars in millions
Restructuring (Reversals) Charges	$(10.8)	$(83.5)	$350.7
As a Percentage of Net Sales	(0.5)%	(3.3)%	12.9%

The $10.8 million credit recognized for the year ended December 31, 2013 is primarily the result of the reversal of liabilities related to costs associated with the Merano, Italy polysilicon and other semiconductor facilities due to the settlement of certain contractual obligations and also changes in estimates related to the 2011 Global Plan.

As part of our efforts under the 2011 Global Plan, in 2012 we executed settlement agreements with Evonik to settle disputes arising from our early termination of two take-or-pay supply agreements. As a result of this settlement, a favorable adjustment to our 2011 Global Plan accrual was made in 2012 resulting in $69.2 million of income within restructuring charges. In addition to this settlement, we had other revisions to our estimated restructuring expenses based on actual results differing from our previous estimates.

During the fourth quarter of 2011, in response to the current and expected difficult market conditions in the semiconductor and solar markets as well as to improve the company's overall cost competitiveness and increase cash flow generation across all segments, we committed to a series of actions to be taken to reduce the company's global workforce, right size its production capacity and accelerate operating cost reductions in 2012 and beyond. Restructuring charges recorded in 2011 consist of $62.1 million of severance and other one-time benefits for terminated employees under the 2011 Global Plan, $226.4 million of contract settlement, cancellation or termination payments and penalties, as well as $51.0 million of other one-time charges as a result of our committed actions. In addition, $11.2 million of additional restructuring charges were recorded during 2011 related to the prior restructuring activities.

Gain on Receipt of Property, Plant and Equipment	2013	2012	2011
Dollars in millions
Gain on Receipt of Property, Plant and Equipment	$—	$(31.7)	$—
As a Percentage of Net Sales	—%	(1.3)%	—%

We obtained title to the Merano, Italy chlorosilanes plant as part of the settlement with Evonik, which resulted in the recognition of $31.7 million of income on the consolidated statement of operations in the fourth quarter of 2012. No similar amounts were recorded during 2013 and 2011. The chlorosilanes plant was determined to be impaired in 2013 as discussed below.

Long-lived Asset Impairment Charges	2013	2012	2011
Dollars in millions
Long-lived Asset Impairment Charges	$37.0	$19.6	$367.9
As a Percentage of Net Sales	1.8%	0.8%	13.5%

In the fourth quarter of 2013, management concluded the start-up analysis of the Merano, Italy polysilicon facility and determined that, based on recent developments and current market conditions, restarting the facility was not aligned with our business strategy. Accordingly, we have decided to indefinitely close that facility and the related chlorosilanes facility obtained from Evonik. As a result, in the fourth quarter of 2013, we recorded approximately $37.0 million of non-cash impairment charges to write down these assets to their current estimated salvage value.

We recorded long-lived asset impairment charges of $19.6 million for the year ended December 31, 2012, primarily related to solar wafer assets.

During 2011, due to the significance of the market downturn, we performed an asset impairment analysis of the polysilicon production assets at our Merano, Italy polysilicon facility, and the wafering assets at our Portland, Oregon, Kuching, Malaysia and St. Peters, Missouri facilities. We reduced the net carrying value of the Merano, Italy polysilicon facility assets to their estimated salvage value. For our wafering assets, we estimated the fair value of the asset group using discounted expected cash flows and recorded an impairment charge for the amount that our net carrying value exceeded the fair value of the asset group. We developed our expected cash flows based on assumptions that are consistent with our current forecast operating matrices. Cash flows cover a time period that coincides with the estimated remaining useful life of the primary assets, and a probability factor was assigned to the cash flow scenarios to derive the expected present value based on a risk-free discount rate.

Operating income (loss) in the years ended December 31, 2013, 2012 and 2011 were as follows:

Operating Income (Loss)	2013	2012	2011
Dollars in millions
Solar Energy	$(285.5)	$(63.5)	$(616.6)
Semiconductor Materials	(28.1)	120.7	(683.9)
Total Operating Income (Loss)	$(313.6)	$57.2	$(1,300.5)
Solar Energy Segment

The increase in the Solar Energy segment operating loss for the year ended December 31, 2013 was primarily attributable to lower solar energy system revenues due to the decision to retain more projects on the balance sheet and lower average selling price per watt. Furthermore, the Solar Energy segment was negatively impacted by a $10.2 million impairment of intangible assets and $18.5 million of lower of cost or market charges. These amounts were partially offset in 2013 by $25.0 million of revenue recognized on the Tainergy contract amendment, $22.9 million of revenue recognized related to a contract termination with Gintech, as well as $32.3 million of revenue recognized from profit deferrals for power guarantees that expired during 2013. For the year ended December 31, 2012, $54.4 million of revenue was recognized related to profit deferrals for a power guarantee that expired for a 70 MW project in Italy that was sold in the fourth quarter of 2010. Also included for the year ended December 31, 2012 is $37.1 million of revenue related to a termination agreement with Conergy offset by an impairment of tangible assets of $19.6 million on solar wafering assets.

The decrease in our Solar Energy operating loss in 2012 over 2011 is largely attributable to $57.6 million of restructuring charges, $130.7 million of long-lived asset impairments and $440.5 million of goodwill impairments recorded during 2011, which did not occur in 2012. Also contributing to the operating loss for 2011 were inventory write-downs of $113.6 million, compared to $3.4 million in 2012 and declines in solar wafer sales in 2011. The 2011 charges were partially offset by $175.7 million of revenue recognized on the Suntech contract resolution in 2011, offset by the revenue recognized on the Conergy contract termination of $37.1 million recorded in 2012 and the increase in solar energy system sales.

The Solar Energy segment's operating results are highly dependent upon the timing of system sales and revenue recognition requirements related to the terms of sales agreements and type of project finance method utilized, as well as completed and uncompleted projects. Revenue and income recognition in any given period may differ due to the timing of installation, related expenditures, system warranty and indemnity provisions and the type of financing obtained.

For the years ended December 31, 2013, 2012 and 2011, we did not recognize approximately $1.9 million, $40.4 million and $78.5 million, respectively, of expected gross margins on in process or completed projects with executed sales agreements which we expect to be recognized at a later date. We also received cash proceeds of $284.4 million, $294.5 million and $511.9 million in 2013, 2012 and 2011, respectively, for our executed financing sale-leasebacks, which are collateralized by system assets with a historical cost basis of $233.2 million, $221.0 million and $338.0 million in 2013, 2012 and 2011, respectively. At the end of the lease, we expect to recognize a net gain for the amount that the extinguishment of the financing leaseback debt exceeds the write-off of the remaining net book value of the system asset.
Semiconductor Materials Segment
The decrease in our Semiconductor Materials operating income from operating income of $113.9 million from 2012 to a loss of $28.1 million in 2013 is primarily due to lower average selling prices due to continued softness in the semiconductor industry, partially offset by higher volumes, and higher productivity due to continued cost reductions. Also included for the year ended December 31, 2012 is $65.8 million of income within restructuring and impairment related to the settlement with Evonik and $31.7 million of income for obtaining title to a chlorosilanes plant as part of the settlement with Evonik. Furthermore, the Semiconductor Materials segment was negatively impacted by approximately $37.0 million of non-cash impairment charges to write-down the Merano, Italy polysilicon and chlorosilanes facilities to their current estimated salvage value
The improvement in our Semiconductor Materials operating income from a loss of $683.9 million in 2011 to income of $113.9 million in 2012 was is largely attributable to $281.9 million of restructuring charges and $234.7 million of long-lived asset impairments recorded during 2011, which did not occur in 2012. Also included for the year ended December 31, 2012 is $65.8 million of income within restructuring and impairment related to the settlement with Evonik and $31.7 million of income for obtaining title to a chlorosilanes plant as part of the settlement with Evonik. The Semiconductor Materials segment results also benefited from improved productivity resulting from the restructuring activities taken under the 2011 Global Plan and the non-recurrence of the expenses related to the March 2011 earthquake in Japan. These benefits offset the reduction in gross margin attributable to the significant average wafer selling price decreases experienced in 2012.
Non-operating expense (income) in the years ended December 31, 2013, 2012 and 2011 were as follows:

Non-operating Expense (Income)	2013	2012	2011
Dollars in millions
Interest Expense	$189.2	$135.3	$77.2
Interest Income	(6.5)	(3.6)	(4.5)
Loss on Early Extinguishment of Debt	75.1	—	—
Other, Net	20.4	7.0	10.9
Total Non-operating Expense	$278.2	$138.7	$83.6

In 2013, we recorded $189.2 million of interest expense, net of capitalized interest of $22.3 million. Of the $189.2 million interest expense, $102.1 million relates to our debt and capital leases for solar energy systems. The interest expense on our $550.0 million Senior Notes ("2019 Notes") and our $200.0 million Second Lien Term Loan ("Second Lien Term Loan"), which was redeemed on December 30, 2013 amounted to $41.3 million and $20.8 million, respectively. Interest expense for 2013 also includes $28.0 million pertaining to commitment fees, amortization of deferred financing fees, amortization of the debt discount, interest expense and other non recurring fees related to our new Notes issued on December 20, 2013. The increase in interest expense over the prior year is primarily the result of increases in our non-recourse solar energy system financing and non-recurring fees related to our new Notes.

In 2012, we recorded $135.3 million of interest expense, net of capitalized interest of $19.9 million. Of the $135.3 million interest expense, $78.1 million relates to our debt and capital leases for solar energy systems. The interest expense related to solar energy systems includes $7.4 million of deferred financing fees that were charged to interest expense when previously issued solar energy system debt was transferred to the buyer upon sale of the system. Additionally, $3.9 million of deferred financing fees were charged to interest expense as a result of amendments made to our non-recourse project construction financing revolver. There were no similar charges in interest expense for 2011. The remaining interest expense relates to interest on our 2019 Notes and our Second Lien Term Loan, which was issued in September of 2012, of $42.6 million and $5.4 million, respectively. The increase in interest expense over the prior year is primarily the result of increases in our non-recourse solar energy system financing.

In 2011, we recorded $77.2 million of interest expense, net of capitalized interest of $18.1 million. $34.4 million of that interest expense related to our 2019 Notes, as discussed in "Liquidity and Capital Resources" below. The remaining interest expense related primarily to debt and capital leases for solar energy systems. In 2011, we recorded interest expense of $32.2 million to the Solar Energy segment, net of capitalized interest of $11.9 million. The increase in interest expense over the prior year was also the result of an overall higher interest rate related to the 2019 Notes, which bear interest at 7.75%, and was higher than the rates on our revolving credit facilities and solar system debt.

As discussed previously, on December 30, 2013, we completed the redemption of the $550.0 million outstanding aggregate principal amount of the 7.75% senior notes due 2019 and the $200.0 million second lien term loan with an interest rate of 10.75%. As a result of these redemptions, the Company recognized a loss on extinguishment of debt in the consolidated statement of operations of $75.1 million, which was comprised of pre-payment premiums and other non-capitalizable costs totaling $52.4 million and the write off of unamortized deferred loan cost and unamortized debt discount totaling $22.7 million.

Income tax expense (benefit) in the years ended December 31, 2013, 2012 and 2011 were as follows:

Income Taxes	2013	2012	2011
Dollars in millions
Income Tax Expense	$27.8	$64.9	$73.1
Income Tax Rate as a % of Loss Before Income Taxes	(4.7)%	(79.6)%	(5.3)%

For the year ended December 31, 2013, we recorded an income tax expense of $27.8 million and an effective tax rate of (4.7)% compared to an income tax expense of $64.9 million and an effective tax rate of (79.6)% for the year ended December 31, 2012. The 2013 net expense is primarily attributable to the tax expense recognized at various rates in certain foreign jurisdictions which generate taxable income, charges recognized to establish valuation allowance on certain deferred tax assets due to the likely inability to realize a benefit for certain future tax deductions and a net expense of $9.6 million due to the closure of the Internal Revenue Service (“IRS”) examination as discussed below.

The 2012 income tax expense is primarily the result of a release of valuation allowances in certain foreign jurisdictions offset against the tax effect of the worldwide operational earnings mix at various rates, an increase to the accrued liability for uncertain tax positions and impacts due to the IRS exam. The 2011 income tax expense is primarily the result of charges taken to value certain deferred tax assets.

Certain of our subsidiaries have been granted a concessionary tax rate of between 0% and 5% on all qualifying income for a period of up to five to ten years based on investments in certain machinery and equipment and other development and expansion activities, resulting in tax benefits for 2013, 2012 and 2011 of approximately $2.2 million, $4.6 million and $15.7 million, respectively. Under the awards, the income tax rate for qualifying income will be an incentive tax rate lower than the corporate tax rate. We were in compliance with the qualifying conditions of these tax incentives. As of December 31, 2013, the last of these incentives will expire between 2017 and 2022.

During the quarter ended September 30, 2013, we concluded the IRS examination for the 2007 through 2010 years and, as a result, we recorded favorable and unfavorable adjustments to our accrual for uncertain tax positions. The net effect to our tax provision for the closure of the exam was a $9.6 million tax expense.

We are currently under examination by the IRS for the 2011 tax year. We are also under examination by certain foreign tax jurisdictions. We believe it is reasonably possible that some portions of these examinations could be completed within the next twelve months and have currently recorded amounts in the financial statements that are reflective of the current status of these examinations.

We believe our tax positions are in compliance with applicable tax laws and regulations. We routinely review our estimate for our uncertain tax positions and during the year ended December 31, 2013, we decreased the accrued liability by $34.2 million related to the resolutions of the 2007-2010 IRS exam. There is risk, however, that the amounts ultimately settled upon resolution of an audit could be materially different from the amounts previously included in our tax liabilities and, therefore, could have a material impact on our tax provision, net income, tax liabilities and cash flows.

Equity in earnings (loss) of joint ventures, net of tax in the years ended December 31, 2013, 2012 and 2011 were as follows:

Equity in Earnings (Loss) of Joint Ventures, Net of Tax	2013	2012	2011
Dollars in millions
Equity in Earnings (Loss) of Joint Ventures, Net of Tax	$5.7	$(2.3)	(62.8)

Equity in (loss) earnings of joint ventures, net of tax, for the years ending December 31, 2013 and 2012 relates primarily to the income and (loss) recorded during the years by both our SMP and Zhenjiang Huantai joint ventures.
Equity in (loss) earnings of joint ventures, net of tax, for the year ending December 31, 2011 includes $67.3 million of other than temporary impairment charges for our investments in two joint ventures, Zhenjiang Huantai Science and Technology Co. Ltd. (formerly Jiangsu Huantai Group Co. Ltd) and JA MEMC (Yangzhou) Solar Technology Compay Ltd. The impairments were a result of then existing market conditions and our actions related to the 2011 Global Plan to reduce wafering capacity. The impairment charges recorded during 2011 were partially offset by earnings from our Zhenjiang Huantai joint venture.
FINANCIAL CONDITION
Cash and cash equivalents, plus cash committed for construction projects, increased $249.9 million to $831.5 million at December 31, 2013 from $581.6 million at December 31, 2012. See additional discussion in "Liquidity and Capital Resources" below.
Our short-term restricted cash totaled $70.1 million at December 31, 2013 compared to $63.4 million at December 31, 2012. The increase was primarily due to the release of restrictions during 2013 on the use of proceeds from a construction loan, offset by the result of the initial deposits received into restricted cash for termouts of our sale-leaseback projects and deposits for normal energy revenues.

Net accounts receivable of $220.4 million at December 31, 2012 increased $131.1 million to $351.5 million at December 31, 2013. The increase was primarily attributable to solar sales mix and the timing of collections from customers, offset by lower solar sales during the fourth quarter of 2013 as compared to the fourth quarter 2012 sales.
Solar energy systems held for development and sale, including consolidated variable interest entities (“VIEs”), increased $326.3 million to $460.1 million at December 31, 2013 from $133.8 million at December 31, 2012. The increase primarily relates to an increase in development activity in the U.S., Malaysia and South Africa. During the current year, we have increased our development spend to take advantages of market opportunities as our liquidity has improved, where in contrast we made the decision to slow solar project development spending during the first half of 2012 to optimize liquidity.

Prepaid and other current assets increased $211.0 million from $212.4 million at December 31, 2012 to $423.4 million at December 31, 2013, primarily due to increases in foreign value-added tax receivables and other prepaids due to timing of payments.
Our net property, plant and equipment, including our consolidated VIEs, increased $449.9 million to $3,122.9 million at December 31, 2013 from $2,673.0 million at December 31, 2012. The increase was primarily attributable capital expenditures for solar energy projects in South Africa, Malaysia and Chile and our decision to retain more solar energy projects on our balance sheet.
Long-term debt, short-term debt and capital leases, including the current portion and our consolidated VIEs, increased to $3,576.2 million at December 31, 2013 from $2,368.3 million at December 31, 2012. This increase is due to the issuance of the Notes in December 2013, offset by the redemption of the 2019 Notes and the repayment of all amounts borrowed under the Second Lien Term Loan. The remaining increase was related to solar energy system financing for system construction and financing leaseback transactions.

Concurrent with the issuance of the Notes, we entered into privately negotiated convertible note hedge transactions and warrant transactions, with certain of the initial purchasers of the Notes or their affiliates. These amounts are shown on the consolidated balance sheet at December 31, 2013 as a note hedge derivative asset of $514.8 million, a conversion option derivative liability of $506.5 million and a warrant derivative liability of $270.5 million.

Accounts payable of $867.7 million at December 31, 2013 increased $390.7 million from $477.0 million at December 31, 2012. The increase relates to the timing of payments to vendors, primarily for the costs of certain solar energy systems under construction.

Total short-term and long-term deferred revenue decreased $17.0 million from $259.1 million at December 31, 2012 to $242.1 million at December 31, 2013. Changes in solar energy system deferred revenue are dependent on the timing of when the guarantees expire and when additional projects are sold.

Non-solar energy system deferred revenue decreased $26.6 million from $29.2 million at December 31, 2012 to $2.6 million at December 31, 2013. The decrease primarily relates to the recognition of the unamortized non-refundable deposit with Gintech as part of the settlement reached in the third quarter of 2013.

Short-term and long-term customer deposits decreased $121.7 million from $261.7 million as of December 31, 2012 to $140.0 million as of December 31, 2013. The decrease primarily stems from our Singapore operations and was due to milestone billings and the $25.0 million deposit release pertaining to the first quarter contract amendment with Tainergy, offset by increases in Samsung deposits.
LIQUIDITY AND CAPITAL RESOURCES

We incurred a net loss attributable to SunEdison stockholders of $586.7 million for the fiscal year ended December 31, 2013 and used $706.8 million of cash for operations. Our total indebtedness, including project finance capital, increased from $2,368.3 million as of December 31, 2012 to $3,572.2 million as of December 31, 2013. Challenging solar industry conditions and our decision to retain more projects on the balance sheet in preparation for the proposed SunEdison YieldCo IPO have negatively impacted our results from operations and cash flows, and may continue to do so in the future. In addition, we continue to incur significant indebtedness to fund our operations. If we delay the construction of solar energy systems or are unable to sell solar energy systems, our operating results and cash flows will be adversely impacted.

Our consolidated financial statements have been prepared assuming the realization of assets and the satisfaction of liabilities in the normal course, as well as continued compliance with the financial and other covenants contained in our existing credit facilities and other financing arrangements.

Liquidity

Cash and cash equivalents, plus cash committed for construction projects, at December 31, 2013 totaled $831.5 million, compared to $581.6 million at December 31, 2012. Approximately $327.6 million of these cash and cash equivalents was held by our foreign subsidiaries, a portion of which may be subject to repatriation tax effects. We believe that any repatriation tax effects would have minimal impacts on future cash flows. The tax effects could be minimized by our actions, including, but not limited to, our ability to bring cash and cash equivalents to the U.S. through settlement of certain intercompany loans.

The primary items impacting our liquidity in the future are cash from operations and working capital, capital expenditures, borrowings and payments under our credit facilities and other financing arrangements and the availability of project finance and/or project equity at acceptable terms. We believe our liquidity will be sufficient to support our operations for the foreseeable future, although no assurances can be made if significant adverse events beyond our control occur, or if we are unable to access project capital needed to execute our business plan.

We are focused on effective cash management. In addition to our need to have sufficient cash reserves, cash flow from our operations, and borrowing capacity under our credit facilities, we will need to raise additional funds in the future in order to meet the operating and capital needs of our solar energy systems development business. These funds are expected to be in the form of project finance or outright sale of solar energy systems to investors. However, there can be no assurances that such project financing or equity will be available to us at all, or available to us on terms and conditions we find acceptable. We may not be able to sell solar projects or secure adequate debt financing or equity funding on favorable terms, or at all, at the time when we need such funding. If these or other sources of funding are not available, this will have a significant negative impact on our ability to execute our business plan and to our overall operations, operational results and cash flows.

We expect to obtain additional funding through the proposed initial public offering of our semiconductor business that we announced on August 22, 2013 in which we will sell a minority ownership interest in the semiconductor business to the public. In addition, we expect to obtain additional funding through the proposed initial public offering of SunEdison YieldCo that we announced on December 12, 2013. A final decision regarding the amount of interest to be sold to the public at the time of the offerings will be determined by our Board of Directors at a date to be determined. The completion of the proposed initial public offerings, however, is subject to market conditions and approval from the SEC and, as a result, there can be no assurances that such proposed initial public offerings will be completed, or completed on terms and conditions we find acceptable.

In the event that we are unable to raise additional funds, our liquidity will be adversely impacted, we may not be able to maintain compliance with our existing debt covenants and our business will suffer. If we are able to secure additional financing, these funds could be costly to secure and maintain and could significantly impact our earnings and our liquidity.

We have discretion in how we use our cash to fund capital expenditures, to develop solar energy systems, and for other costs of our business. We evaluate capital projects and the development of solar energy systems based on their expected strategic impacts and our expected return on investment. We may use this discretion to decrease our capital expenditures and development of solar energy systems, which may impact our operating results and cash flows for future years. For example, we may defer construction of solar energy systems and look for opportunities to partner with outside investors to finance the development of projects.

Net cash provided (used) by activity during the years ended December 31, 2013, 2012 and 2011 follows:

	2013	2012	2011
Dollars in millions
Net Cash Provided by (Used in):
Operating Activities	$(706.8)	$(263.5)	$(15.3)
Investing Activities	(860.9)	(531.3)	(1,262.9)
Financing Activities	1,594.9	764.8	1,150.7

In 2013, $706.8 million of cash was used for operating activities, compared to $263.5 million that was used in operating activities in 2012. The decrease in operating cash flows was primarily a result of our strategic decision to retain more projects on the balance sheet in preparation for the proposed SunEdison YieldCo IPO and increases in our solar energy systems held for development, accounts receivable and other current assets offset by a decrease in accounts payable and accrued liabilities.

In 2012, $263.5 million of cash was used for operating activities, compared to $15.3 million that was used from operating activities in 2011. The decrease in operating cash flows was primarily a result of the decrease in our accounts payable and accrued liabilities for payments made to vendors for certain solar energy systems and payments in 2012 for restructuring activities.

Our principal sources and uses of cash during 2013 were as follows:
Sources:

•	Received $39.9 million from noncontrolling interests for investments in solar energy systems;

•	Received $1,200.0 million from the new convertible debt offering completed on December 20, 2013.

•	Received $1,305.9 million, primarily from the sale-leaseback of solar energy systems; and

•	Received $239.6 million from our Secondary Offering completed on September 18, 2013.
Uses:

•	Used $706.8 million for operations;

•	Invested $133.1 million in capital expenditures, primarily in our Semiconductor Materials segment;

•	Invested $465.3 million in construction of solar energy systems that will remain on our balance sheet; and

•
Repaid $752.3 million of long-term debt and paid $52.4 of redemption and make-whole premiums and fees, primarily reflecting the redemption of the $550 million outstanding aggregate principal amount of the 7.75% senior notes due 2019 and the $200 million second lien term loan

At December 31, 2013, we had approximately $21.4 million of committed capital expenditures in our Semiconductor Materials segment and Corporate and other. Capital expenditures in 2013 primarily related to increasing our semiconductor capacity and expanding capability for our next generation products.
At December 31, 2013, we had approximately $285.5 million of committed capital expenditures for our Solar Energy segment primarily related to projects intended for sale-leaseback.
We will require access to additional capital to fund projected growth of our solar energy system operations. During the construction phase of solar energy systems, we provide short-term working capital support to a project company or may obtain third party non-recourse construction financing to fund engineering, procurement and installation costs. Once complete, we either directly sell the project to a third party or obtain more permanent capital on behalf of the project company through sale-leaseback, or to a lesser extent, debt or other financing structures that will typically be secured by the energy producing assets and projected cash flows from energy sales.
Our solar energy systems for which we have capital lease and finance obligations are included in separate legal entities. The capital lease and finance obligations have recourse to those entities but in most cases, no recourse to us.

The total capital necessary will be driven primarily by the amount of megawatts of energy producing assets installed and interconnected. Our development and construction of solar energy systems are funded primarily through operating cash flows, non-recourse project finance, and our corporate revolving credit facility. We expect 2013 year end cash on hand, 2014 operating cash flows, project finance debt, the corporate revolving credit facility and non-recourse project finance construction revolver to provide sufficient capital to support the construction phase of our currently planned projects for 2014 and otherwise meet our capital needs for 2014. However, we will continue to need to raise additional funds in the form of long-term project financing, either in the form of project debt or equity, or both. We expect ongoing efforts to secure more capital, including sources of non-recourse project capital, to generate sufficient resources to support growth. The rate of growth of the Solar Energy segment is limited by capital access. At December 31, 2013, our liabilities associated with project finance capital totaled $2,697.6 million. We anticipate incremental 2014 capital needs associated with project finance markets to range from $1,100 million to $2,100 million for sale-leaseback projects and projects to be held on our balance sheet depending on the amount of megawatts ultimately installed and interconnected in 2014. However, there can be no assurances that such financing will be available to us or at terms that we find acceptable.
In 2013, cash provided by financing activities was $1,594.9 million, compared to $764.8 million cash provided by financing activities in 2012. The change was mainly due to higher net proceeds in 2013 from the issuance of the Notes, and proceeds from the Secondary Offering. Additionally, the change relates to the increase in net solar energy system financings to $1,158.2 million in 2013 compared to $658.0 million in 2012.
Revolving Credit Facility
On December 20, 2013, we terminated our $400.0 million corporate revolving credit facility with Bank of America, N.A. We recognized a loss on extinguishment of debt of $2.1 million as a result of the write-off of unamortized deferred loan costs.
Bridge Credit Facility

On December 20, 2013, we entered into a credit agreement by and among the Company, the lenders identified therein and Deutsche Bank AG New York Branch, as administrative agent, lender, and letter of credit issuer (the “Bridge Credit Facility”). The Bridge Credit Facility provided for a senior secured letter of credit facility in an aggregate principal amount up to $320.0 million and had a term ending December 15, 2014. The purpose of the Bridge Credit Facility was to backstop outstanding letters of credit issued by Bank of America, N.A. under our former revolving credit facility, which was terminated simultaneously with our entry into the Bridge Credit Facility (subject to our obligation to continue paying fees in respect of outstanding letters of credit).

Our obligations under the Bridge Credit Facility were guaranteed by certain of our domestic subsidiaries. Our obligations and the guaranty obligations of our subsidiaries were secured by first priority liens on and security interests in substantially all present and future assets of the Company and the subsidiary guarantors, including a pledge of the capital stock of certain of our domestic and foreign subsidiaries.

Interest under the Bridge Credit Facility accrued on the committed amount of $320.0 million regardless of actual utilization, and varied from 7.75% to 15%, depending on the inputs described above in addition to liquidity. Interest was due and payable in arrears at the end of each fiscal quarter and on the maturity date of the Bridge Credit Facility. Drawn amounts on letters of credit were due within three business days, and interest accrued on drawn amounts at a base rate plus the applicable interest rate spread noted above. We paid fees of $7.6 million upon entry into the Bridge Credit Facility, which were recognized as deferred financing fees and which will be amortized over the term of the Bridge Credit Facility.

The Bridge Credit Facility contained representations, covenants and events of default typical for credit arrangements of comparable size, including maintaining a consolidated leverage ratio of 3.5 to 1.0 and a minimum liquidity amount of $400.0 million. The Bridge Credit Facility also contained a customary material adverse effects clause and a cross default clause. The cross default clause was applicable to defaults on other indebtedness in excess of $35.0 million, excluding our non-recourse indebtedness. In addition, the Bridge Credit Facility included a covenant to satisfy certain post-closing obligations relating to the creation and perfection of liens in favor of our creditors under the Bridge Credit Facility. Failure to comply with the specified deadlines in this covenant would have resulted in the Bridge Credit Facility interest rate increasing to 15%.

The Bridge Credit Facility also contained mandatory prepayment provisions applicable to specified asset sale transactions as well as our receipt of proceeds from certain insurance or condemnation events and the incurrence of additional indebtedness.

Credit Facility

On February 28, 2014, we entered into a credit agreement with the lenders identified therein, Wells Fargo Bank, National Association, as administrative agent, Goldman Sachs Bank USA and Deutsche Bank Securities Inc., as joint lead arrangers and joint syndication agents, and Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and Macquarie Capital (USA) Inc., as joint bookrunners (the “Credit Facility”). The Credit Facility provides for a senior secured letter of credit facility in an aggregate principal amount up to $265.0 million and has a term ending February 28, 2017. The Credit Facility will be used to backstop outstanding letters of credit issued by Bank of America, N.A. under our former revolving credit facility until they expire, as well as for general corporate purposes. Subject to certain conditions, we may request that the aggregate commitments be increased to an amount not to exceed $400 million.

Our obligations under the Credit Facility are guaranteed by certain of our domestic subsidiaries. Our obligations and the guaranty obligations of our subsidiaries are secured by first priority liens on and security interests in substantially all present and future assets of the Company and the subsidiary guarantors, including a pledge of the capital stock of certain of our domestic and foreign subsidiaries.

Interest under the Credit Facility accrues on the daily amount available to be drawn under outstanding letters of credit or bankers' acceptances, at a rate of 3.75%. Interest is due and payable in arrears at the end of each fiscal quarter and on the maturity date of the Credit Facility. Drawn amounts on letters of credit are due within seven business days, and interest accrues on drawn amounts at a base rate plus 2.75%.

The Credit Facility contains representations, covenants and events of default typical for credit arrangements of comparable size, including maintaining a consolidated leverage ratio of 3.0 to 1.0 which excludes the Notes (measurement commencing with the last day of the fiscal quarter ending December 31, 2014) and a minimum liquidity amount (measurement commencing with the last day of the fiscal quarter ending June 30, 2014) of the lesser of (i) $400.0 million and (ii) the sum of (x) $300.0 million plus (y) the amount, if any, by which the aggregate commitments exceed $300.0 million at such time. The Credit Facility also contains a customary material adverse effects clause and a cross default clause. The cross default clause is applicable to defaults on other indebtedness in excess of $50.0 million, excluding our non-recourse indebtedness.

The Credit Facility also contains mandatory prepayment and/or cash collateralization provisions applicable to specified asset sale transactions as well as our receipt of proceeds from certain insurance or condemnation events and the incurrence of additional indebtedness.
Second Lien Term Loan Credit Agreement

On December 20, 2013, we repaid all amounts borrowed under and terminated the $200.0 million Second Lien Credit Agreement, dated September 28, 2012, by and among the Company, Goldman Sachs Bank USA, Deutsche Bank Securities Inc. and the lenders party thereto (the “Second Lien Term Loan”) and terminated the Guaranty Agreement, dated September 28, 2012, by and between each of the guarantor subsidiaries in favor of Goldman Sachs Bank USA as Administrative Agent for the benefit of itself and the secured parties named therein (the “Guaranty Agreement”). We used a portion of the proceeds received upon the completion of the convertible senior notes offering discussed above to repay the amounts borrowed and to pay related make-whole premiums and fees. We recognized a loss on early extinguishment of debt of $23.9 million, which was comprised of make-whole premiums of $11.7 million and the write-off of unamortized deferred loan costs and debt discount of $8.9 million and $3.3 million, respectively.

Senior Notes Due 2019

On December 20, 2013, we issued a notice of redemption for all $550.0 million outstanding aggregate principal amount of the 7.75% Senior Notes due April 1, 2019 (the "2019 Notes") and discharged our obligations under the related indenture agreement. We used a portion of the proceeds received upon the completion of the convertible senior notes offering discussed above to redeem the 2019 Notes and to pay related redemption premiums and fees. We recognized a loss on early extinguishment of debt of $49.1 million, which was comprised of redemption premiums of $39.8 million and the write-off of unamortized deferred loan costs of $9.3 million.

Convertible Senior Notes
On December 20, 2013, we issued $600.0 million in aggregate principal amount of 2.00% convertible senior notes due 2018 and $600.0 million aggregate principal amount of 2.75% convertible senior notes due 2021 in a private placement offering. We received net proceeds, after payment of debt financing fees, of $1,167.3 million in the offering, before the redemption of the $550.0 million outstanding aggregate principal amount of the 7.75% senior notes due 2019 and the repayment of the $200.0 million outstanding aggregate principle amount of the 10.75% second lien term loan and before payment of the net cost of the call spread overlay described below.

Interest on the 2018 Notes is payable on April 1 and October 1 of each year, beginning on April 1, 2014. Interest on the 2021 Notes is payable on January 1 and July 1 of each year, beginning on July 1, 2014. The 2018 Notes and the 2021 Notes mature on October 1, 2018 and January 1, 2021, respectively, unless earlier converted or purchased.

The Notes are convertible at any time until the close of business on the business day immediately preceding July 1, 2018 (in the case of the 2018 Notes) or October 1, 2020 (in the case of the 2021 Notes) only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending March 31, 2014, if the closing sale price of our common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 120% of the conversion price of the Notes in effect on each applicable trading day; (2) during the five consecutive business day period following any 10 consecutive trading-day period in which the trading price for the notes for each such trading day is less than 98% of the closing sale price of our common stock on such trading day multiplied by the applicable conversion rate on such trading day; or (3) upon the occurrence of specified corporate events. On and after July 1, 2018 (in the case of the 2018 Notes) or October 1, 2020 (in the case of the 2021 Notes) and until the close of business on the second scheduled trading day immediately prior to the applicable stated maturity date, the Notes are convertible regardless of the foregoing conditions based on an initial conversion price of $14.62 per share of our common stock.

The conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits. The Notes are convertible only into cash, shares of our common stock or a combination thereof at our election. However, we must settle conversions solely in cash until we have obtained the requisite approvals from our stockholders to (i) amend our restated certificate of incorporation to sufficiently increase the number of authorized but unissued shares of our common stock to permit the conversion and settlement of all Notes into shares of our common stock, and (ii) authorize the issuance of the maximum numbers of shares described above in accordance with the continued listing standards of The New York Stock Exchange. Holders may also require us to repurchase all or a portion of the Notes upon a fundamental change, as defined in the indenture agreement, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest. In the event of certain events of default, such as our failure to make certain payments or perform or observe certain obligations thereunder, the trustee or holders of a specified amount of then-outstanding Notes will have the right to declare all amounts then outstanding due and payable. We may not redeem the Notes prior to the applicable stated maturity date.

The Notes are general unsecured obligations and rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; effectively subordinated in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

The embedded conversion options within the Notes are derivative instruments that are required to be separated from the Notes and accounted for separately as derivative instruments (derivative liabilities) with changes in fair value reported in the Consolidated Statements of Operations until such transactions settle or expire. Additionally, we expect to reclassify the conversion options to Stockholders' Equity upon the shareholder approvals discussed above to increase the number of authorized shares of our common stock to permit the conversion and settlement of the Notes into shares of our common stock.

Call Spread Overlay for Convertible Senior Notes

Concurrent with the issuance of the Notes, we entered into privately negotiated convertible note hedge transactions (collectively, the "Note Hedge") and warrant transactions (collectively, the "Warrants" and together with the Note Hedge, the “Call Spread Overlay”), with certain of the initial purchasers of the Notes or their affiliates. Assuming full performance by the counterparties, the Call Spread Overlay is meant to effectively reduce our potential payout over the principal amount on the Notes upon conversion of the Notes.

Under the terms of the Note Hedge, we bought from affiliates of certain of the initial purchasers of the Notes options to acquire, at an exercise price of $14.62 per share, subject to anti-dilution adjustments, up to 82.1 million shares of our common stock. Each Note Hedge is a separate transaction, entered into by the Company with each option counterparty, and is not part of the terms of the Notes. Each Note Hedge is exercisable upon the conversion of the Notes and expires on the corresponding maturity dates of the Notes.

Under the terms of the Warrants, the Company sold to affiliates of certain of the initial purchasers of the Notes warrants to acquire, on the stated expiration date of each Warrant, up to 82.1 million shares of our common stock at an exercise price of

$18.35 per share, subject to anti-dilution adjustments. Each Warrant transaction is a separate transaction, entered into by the Company with each option counterparty, and is not part of the terms of the Notes.

Short–term Debt

On September 30, 2011, we amended and restated our non-recourse project construction financing revolver, which has a term of three years, from $50.0 million to $300.0 million. Interest on borrowings under the agreement will be based on our election at LIBOR plus an applicable margin (currently 3.50%) or at a defined prime rate plus an applicable margin (currently 2.50%). The construction financing revolver also requires us to pay various fees, including a commitment fee (currently 1.10%). The construction financing revolver will be used to support the construction costs of utility and rooftop solar energy systems throughout the U.S. and Canada. The construction loans are non-recourse debt to entities outside of the project company legal entities that subscribe to the debt and is secured by a pledge of the collateral, including the project contracts and equipment. This revolver also includes a customary material adverse effects clause whereby a breach may disallow a future draw but not acceleration of payment. This revolver also maintains a cross default clause whose remedy, among other rights, includes the right to restrict future loans as well as the right to accelerate principal and interest payments. Because this is non-recourse financing, covenants relate specifically to the collateral amounts and transfer of right restrictions.

During 2012, due to various amendments and lenders entering and exiting the facility, the non-recourse construction financing revolver capacity was lowered from $300.0 million to $150.0 million. Under the terms of the amendments, depending on the credit ratings issued by the two credit agencies that provide ratings on the Company, we are required to post, at our election, a letter of credit or surety bond equal to 15.0% of the total outstanding balance in order to continue to make additional borrowings under this facility. As of December 31, 2013, based on the credit rating provided by one of the credit agencies, a letter of credit equal to 15.0% of the $59.7 million outstanding balance was posted as of December 31, 2013. There was $7.4 million outstanding on this construction revolver as of December 31, 2012. Additionally, $3.9 million of deferred financing fees were charged to interest expense during the second quarter of 2012, as a result of these amendments. No similar charges were incurred in the comparable periods of 2013 or 2011.

In the event additional construction debt is needed and the remainder of the original capacity is not renewed or replaced, we have the ability to draw upon the available capacity of our Credit Facility (discussed above). In the event we cannot renew, replace or backfill the remainder of the original capacity with other financing or have adequate net working capital, such inability to fund future projects may have an adverse impact on our business growth plans, financial position and results of operations.

Our weighted-average cost of borrowing was 8.0% at December 31, 2013 and 7.9% at December 31, 2012, respectively. Our short-term borrowings are subject to renewal annually with each financial institution through the course of the year.

Contractual Obligations
Contractual obligations as of December 31, 2013 were as follows:

	Payments Due By Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Dollars in millions
Capital leases	$123.9	$7.2	$13.0	$12.6	$91.1
Long-term debt [1]	3,815.3	384.1	196.6	703.2	2,531.4
Operating leases	79.4	24.9	36.9	10.5	7.1
Purchase obligations [2]	1,168.4	794.6	161.5	122.1	90.2
Employee related liabilities [3]	55.1	—	—	—	—
Uncertain tax positions [4]	17.1	17.1	—	—	—
Customer deposits [5]	140.0	36.7	103.3	—	—
Contingent consideration liability [6]	35.2	15.2	20.0	—	—
Total contractual obligations	$5,434.4	$1,279.8	$531.3	$848.4	$2,719.8
____________________
The contractual commitments shown above, except for our debt obligations, capital leases, employee related liabilities, uncertain tax positions and customer deposits, are not recorded on our consolidated balance sheet.

1
Long-term debt includes primarily minimum lease payments on our non-recourse financing leaseback transactions and repayment of our Notes and other debt obligations. For the purpose of the table above, we assume that all holders of the Notes will hold the Notes through maturity. The table above does not include any cash outlays related to the potential settlement of the warrants and note hedge transactions entered into in connection with the convertible debt offering. See Note 10 to the Consolidated Financial Statements.

2
Represents obligations for agreements to purchase goods or services that are enforceable and legally binding on the Company, including minimum quantities at fixed prices to be purchased, committed capital expenditures, and outstanding purchases for goods or services as of December 31, 2013. These obligations include purchases related to solar energy systems under development and held for sale. In addition to the above purchase obligations, in connection with the 2011 Global Plan, we will no longer take supplies or materials for a number of purchase agreements. We have notified our vendors of our intent not to procure these materials and we have accrued $40.2 million related to these contracts. These agreements either do not have stated fixed quantities and prices, have termination provisions, or require the vendor to mitigate losses by selling the materials to other parties. The actual amounts ultimately settled with these vendors could vary significantly, which could have a material adverse impact on our future earnings and cash flows.

3
Employee related liabilities include pension, health and welfare benefits and other post-employment benefits. Other than pensions, the employee related liabilities are paid as incurred and accordingly, specific future years’ payments are not reasonably estimable. Funding projections beyond the next twelve months as of December 31, 2013 are not practical to estimate due to the rules affecting tax-deductible contributions and the impact from the plan asset performance, interest rates and potential U.S. and international legislation.

4
Unrecognized tax benefits are reported as a component of other long-term liabilities. Due to the inherent uncertainty of the underlying tax positions, we are unable to reasonably estimate in which future periods these unrecognized tax benefits will be settled.

5	Customer deposits consist of amounts provided in connection with long-term supply agreements which must be returned to the customers according to the terms of the agreements.

6	Represents the estimated fair value of contingent consideration payable remaining related to past acquisitions.
We have agreed to indemnify some of our solar wafer and semiconductor customers against claims of infringement of the intellectual property rights of others in our sales contracts with these customers. The terms of most of these indemnification obligations generally do not provide for a limitation of our liability. We have not had any claims related to these indemnification obligations as of December 31, 2013.
We generally warrant the operations of its solar energy systems. Due to the absence of historical material warranty claims and expected future claims, we have not recorded a material warranty accrual related to solar energy systems as of December 31, 2013.
In connection with several contracts to sell outright solar energy systems, we have guaranteed the systems’ performance for two years following the date of interconnection. Also, under separate operations and maintenance services agreements, we guaranteed the uptime availability of the system over the term of the arrangement, which may last 20 years. To the extent there are shortfalls associated with either of the guarantees, we are required to indemnify the purchaser up to the guaranteed amount through a cash payment. The maximum losses that we may be subject to for non-performance are contractually limited by the terms of each executed agreement.
Our pension and other post-employment benefits expense and obligations are actuarially determined. See “Critical Accounting Policies and Estimates.” Effective January 2, 2002, we amended our defined benefit pension plan to discontinue future benefit accruals for certain participants. In addition, effective January 2, 2002, no new participants will be added to the defined benefit pension plan. Effective January 1, 2012, we amended the defined benefit pension plan to freeze the accumulation of new benefits for all participants.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions in certain circumstances that affect amounts reported in our consolidated financial statements and related footnotes. In preparing these financial statements, we have made our best estimates of certain amounts included in the financial statements. Application of accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In arriving at our critical accounting estimates, factors we consider include how accurate the estimate or assumptions have been in the past, how much the estimate or assumptions have changed and how reasonably likely such change may have a material impact. Our significant accounting policies are more fully described in Note 2 to the Consolidated Financial Statements herein.
Revenue Recognition
Solar Energy System Sales
Solar energy system sales involving real estate
We recognize revenue for solar energy system sales with the concurrent sale or the concurrent lease of the underlying land, whether explicit or implicit in the transaction, in accordance with ASC 360-20, Real Estate Sales. For these transactions, we evaluate the solar energy system to determine whether the equipment is integral equipment to the real estate; therefore, the entire transaction is in substance the sale of real estate and subject to revenue recognition under ASC 360-20. A solar energy system is determined to be integral equipment when the cost to remove the equipment from its existing location, ship and reinstall at a new site, including any diminution in fair value, exceeds ten percent of the fair value of the equipment at the time of original installation. For those transactions subject to ASC 360-20, we recognize revenue and profit using the full accrual method once the sale is consummated, the buyer's initial and continuing investments are adequate to demonstrate its commitment to pay, our receivable is not subject to any future subordination, and we have transferred the usual risk and rewards of ownership to the buyer. If these criteria are met and we execute a sales agreement prior to the delivery of the solar energy system and have an original construction period of three months or longer, we recognize revenue and profit under the percentage of completion method of accounting applicable to real estate sales when we can reasonably estimate progress towards completion. During 2013, 2012 and 2011 we recognized $32.5 million, $72.8 million and $54.3 million, respectively, of revenue using the percentage of completion method for solar energy system sales involving real estate.

If the criteria for recognition under the full accrual method are met except that the buyer's initial and continuing investment is less than the level determined to be adequate, then we will recognize revenue using the installment method. Under the installment method, we record revenue up to our costs incurred and apportion each cash receipt from the buyer between cost recovered and profit in the same ratio as total cost and total profit bear to the sales value. During 2012 and 2011, we recognized revenue of $22.7 million and $28.5 million using the installment method. In 2013, we did not have sales that qualified for installment method treatment..
If we retain some continuing involvement with the solar energy system and do not transfer substantially all of the risks and rewards of ownership, profit shall be recognized by a method determined by the nature and extent of our continuing involvement, provided the other criteria for the full accrual method are met. In certain cases, we may provide our customers guarantees of system performance or uptime for a limited period of time and our exposure to loss is contractually limited based on the terms of the applicable agreement. In accordance with real estate sales accounting guidance, the profit recognized is reduced by our maximum exposure to loss (and not necessarily our most probable exposure), until such time that the exposure no longer exists.
Other forms of continuing involvement that do not transfer substantially all of the risks and rewards of ownership preclude revenue recognition under real estate accounting and require us to account for any cash payments using either the deposit or financing method. Such forms of continuing involvement may include contract default or breach remedies that provide us with the option or obligation to repurchase the solar energy system. Under the deposit method, cash payments received from customers are reported as deferred revenue for solar energy systems on the consolidated balance sheet, and under the financing method, cash payments received from customers are considered debt and reported as solar energy financing and capital lease obligations on the consolidated balance sheet.
Solar energy system sales not involving real estate
We recognize revenue for solar energy system sales without the concurrent sale or the concurrent lease of the underlying land at the time a sales arrangement with a third party is executed, delivery has occurred and we have determined that the sales price is fixed or determinable and collectible. For transactions that involve a construction period of three months or longer, we recognize the revenue in accordance with ASC 605-35, Construction-Type and Production-Type Contracts, using the percentage of completion method, measured by actual costs incurred for work completed to total estimated costs at completion for each transaction. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and travel costs. Marketing and administration costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are recognized in full during the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and revenue and are recognized in the period in which the revisions are determined. During the years ended December 31, 2013 and December 31, 2012, we recorded $53.5 million and $25.0 million, respectively, of revenue under the percentage of completion method for solar energy systems not involving real estate. There were no such amounts recognized in 2011.
Solar energy system sales with service contracts
We frequently negotiate and execute solar energy system sales contracts and post-system-sale service contracts contemporaneously, which we combine and evaluate together as a single arrangement with multiple deliverables. The total arrangement consideration is first separated and allocated to post-system-sale separately priced extended warranty and maintenance service contracts, and the revenue associated with that deliverable is recognized on a straight-line basis over the contract term. The remaining consideration is allocated to each unit of accounting based on the respective relative selling prices, and revenue is recognized for each unit of accounting when the revenue recognition criteria have been met.
Sale with a leaseback
We are a party to master lease agreements that provide for the sale and simultaneous leaseback of certain solar energy systems constructed by us. We must determine the appropriate classification of the sale leaseback on a project-by-project basis because the terms of the solar energy systems lease schedule may differ from the terms applicable to other solar energy systems. In addition, we must determine if the solar energy system is considered integral equipment to the real estate upon which it resides. We do not recognize revenue on the sales transactions for any sales with a leaseback. Instead, revenue is recognized through the sale of electricity and energy credits which are generated as energy is produced. The terms of the lease and whether the system is considered integral to the real estate upon which it resides may result in either one of the following sale leaseback classifications:
Financing arrangements
The financing method is applicable when we have determined that the assets under the lease are real estate. This occurs due to either a transfer of land or the transfer of a lease involving real estate and the leased equipment is integral equipment to the real estate. A sale leaseback is classified as a financing sale leaseback if we have concluded the leased assets are real estate and we have a prohibited form of continuing involvement, such as an option or obligation to repurchase the assets under our master lease agreements.
Under a financing sale leaseback, we do not recognize any upfront profit because a sale is not recognized. The full amount of the financing proceeds is recorded as solar energy financing debt, which is typically secured by the solar energy system asset and its future cash flows from energy sales, but generally has no recourse to us under the terms of the arrangement.
We use our incremental borrowing rate to determine the principal and interest component of each lease payment. However, to the extent that our incremental borrowing rate will result in either negative amortization of the financing obligation or a built-in loss at the end of the lease (e.g. net book value of the system asset exceeds the financing obligation), the rate is adjusted to eliminate such results. The interest rate is adjusted accordingly for the majority of our financing leasebacks because our future minimum lease payments do not typically exceed the initial proceeds received from the buyer-lessor. As a result, most of our lease payments are reported as interest expense, the principal of the financing debt does not amortize, and we expect to recognize a gain upon the final lease payment at the end of the lease term equal to the unamortized balance of the financing debt less the write-off of the system assets net book value.
Operations and maintenance
Operations and maintenance revenue is billed and recognized as services are performed. Costs of these revenues are expensed in the period they are incurred.
Solar energy service revenues, energy credits and incentives
For owned or capitalized solar energy systems in the U.S., we may receive incentives or subsidies from various state governmental jurisdictions in the form of renewable energy credits (“RECs”), which we sell to third parties. We may also receive performance-based incentives (“PBIs”) from public utilities. The Solar Energy segment recorded total PBI revenue of $22.3 million, $31.4 million and $24.3 million for the years ended December 31, 2013, 2012 and 2011, respectively, and total REC revenue of $14.0 million, $17.3 million and $15.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Both the RECs and PBIs are based on the actual level of output generated from the system. RECs are generated as our solar energy systems generate electricity. Typically, we enter into five to ten year binding contractual arrangements with utility companies or other investors who purchase RECs at fixed rates. REC revenue is recognized at the time we have transferred a REC pursuant to an executed contract relating to the sale of the RECs to a third party. For PBIs, production from our operated systems is verified by an independent third party and, once verified, revenue is recognized based on the terms of the contract and the fulfillment of all revenue recognition criteria. There are no penalties in the event electricity is not produced for PBIs. However, if production does not occur on the systems for which we have sale contracts for our RECs, we may have to purchase RECs on the spot market or pay specified contractual damages. Historically, we have not had to purchase material amounts of RECs to fulfill our REC sales contracts.
Recording of a sale of RECs and receipt of PBIs under U.S. GAAP are accounted for under ASC 605, Revenue Recognition. There are no differences in the process and related revenue recognition between REC sales to utilities and non-utility customers. Revenue is recorded when all revenue recognition criteria are met, including: there is persuasive evidence an arrangement exists (typically through a contract), services have been rendered through the production of electricity, pricing is fixed and determinable under the contract and collectability is reasonably assured. For RECs, the revenue recognition criteria are met when the energy is produced and a REC is generated and transferred to a third party pursuant to a contract with that party fixing the price for the REC. For PBIs, revenue is recognized upon validation of the kilowatt hours produced from a third party metering company because the quantities to be billed to the utility are determined and agreed to at that time.

Wafer and Other Product Sales
Revenue is recognized for wafer and other product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable and collection of the related receivable is reasonably assured, which is generally at the time of shipment for non-consignment orders. In the case of consignment orders, title passes when the customer pulls the product from the assigned storage facility or storage area or, if the customer does not pull the product within a contractually stated period of time (generally 60–90 days), at the end of that period, or when the customer otherwise agrees to take title to the product. Our wafers are generally made to customer specifications, and we conduct rigorous quality control and testing procedures to ensure that the finished wafers meet the customer’s specifications before the product is shipped. We consider international shipping term definitions in our determination of when title passes. We defer revenue for multiple element arrangements based on an average fair value per unit for the total arrangement when we receive cash in excess of fair value. We also defer revenue when pricing is not fixed or determinable or other revenue recognition criteria is not met.
In connection with certain of our long-term solar wafer supply agreements, we have received various equity instruments and other forms of additional consideration. In each case, we have recorded the estimated fair value of the additional consideration to long-term deferred revenue and will recognize the deferred revenue on a pro-rata basis as product is shipped over the life of the agreements.
Inventories
Inventories consists of raw materials, labor and manufacturing overhead and are valued at the lower of cost or market. Fixed overheads are allocated to the costs of conversion based on the normal capacity of our production facilities. Unallocated overheads during periods of abnormally low production levels are recognized as cost of goods sold in the period in which they are incurred. Raw materials and supplies are generally stated at weighted-average cost and goods and work-in-process and finished goods inventories are stated at standard cost as adjusted for variances, which approximates weighted-average actual cost. The valuation of inventory requires us to estimate excess and slow moving inventory. The determination of the value of excess and slow moving inventory is based upon assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.
Inventories also includes raw materials (such as solar panels) and supplies used to construct future solar energy systems developed for sale to third parties, which have not been designated to a specific project as of the balance sheet date. When the inventory is designated for use to build a specific project, the inventory will be reclassified to either solar energy systems held for development and sale or to property, plant and equipment - construction in progress, which is determined based on our intended use of the system. The cost of raw materials for solar energy systems is based on the first-in, first-out (FIFO) method.
Solar Energy Systems Held for Development and Sale

Solar energy systems are classified as either held for development and sale or as property, plant and equipment based on our intended use of the system once constructed and provided that certain criteria to be classified as held for sale are met. The classification of the system affects the future accounting and presentation in the consolidated financial statements, including the consolidated statement of operations and statement of cash flows.  Cash transactions related to the construction and sale of solar energy systems classified as held for development and sale are recorded as operating activities in the consolidated

statement of cash flows and within gross margins in the statement of operations when sold.    Solar energy systems that are classified as property, plant and equipment generally relate to our sale leaseback transactions.  The costs to construct solar energy systems classified as property, plant and equipment are recorded in the investing activities of the consolidated statement of cash flows. The proceeds received for the sale and subsequent leaseback are considered financing inflows within the consolidated statement of cash flows.
Solar energy systems held for development include solar energy system project related assets for projects that have commenced and are actively marketed and intended to be sold. Development costs include capitalizable costs for items such as permits, acquired land, deposits and work-in-process, among others. Work-in-process includes materials, labor and other capitalizable costs incurred to construct solar energy systems.
Solar energy systems held for sale are completed solar energy systems that have been interconnected. Solar energy systems held for sale are available for immediate sale in their present conditions subject only to terms that are usual and customary for sales of these types of assets. In addition, we are actively marketing the systems to potential third party buyers, and it is probable that the system will be sold within one year of its placed in service date. Solar energy systems held for sale also include systems under contract with a buyer that are accounted for using the deposit method, whereby cash proceeds received from the buyer are held as deposits until a sale can be recognized.
We do not depreciate our solar energy systems while classified as held for sale and any energy or incentive revenues are recorded to other income, as such revenues are incidental to our intended use of the system (direct sale to a third party buyer). If facts and circumstances change such that it is no longer probable that the system will be sold within one year of the system's completion date, the system will be reclassified to property, plant and equipment, and we will record depreciation expense in the amount that would have otherwise been recorded during the period the system was classified as held for sale.
Property, Plant and Equipment
We record property, plant and equipment at cost and depreciate it evenly over the assets’ estimated useful lives as follows:

	Years
Software	3	-	10
Buildings and improvements	2	-	50
Machinery and equipment	1	-	30
Solar energy systems	23	-	30

Expenditures for repairs and maintenance are charged to expense as incurred. Additions and betterments are capitalized. The cost and related accumulated depreciation on property, plant and equipment sold or otherwise disposed of are removed from the capital accounts and any gain or loss is reported in current-year operations.
We often construct solar energy systems for which we do not have a fixed-price construction contract and, in certain instances, we may construct a system and retain ownership of the system or perform a sale-leaseback. For these projects, we earn revenues associated with the energy generated by the solar energy system, capitalize the cost of construction to solar energy system property, plant and equipment and depreciate the system over its estimated useful life. For solar energy systems under construction for which we intend to retain ownership and finance the system, we recognize all costs incurred as solar system construction in progress.
We may sell a solar energy system and simultaneously lease back the solar energy system. Property, plant and equipment accounted for as capital leases (primarily solar energy systems) are depreciated over the life of the lease. Solar energy systems that have not reached consummation of a sale under real estate accounting and have been leased back are recorded at the lower of the original cost to construct the system or its fair value and depreciated over the equipment's estimated useful life. For those sale leasebacks accounted for as capital leases, the gain, if any, on the sale leaseback transaction is deferred and recorded as a contra-asset that reduces the cost of the solar energy system, thereby reducing depreciation expense over the life of the asset. Generally, as a result of various tax attributes that accrue to the benefit of the lessor/tax owner, solar energy systems accounted for as capital leases are recorded at the net present value of the future minimum lease payments because this amount is lower than the cost and fair market value of the solar energy system at the lease inception date.
Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the remaining lease term, including renewal periods considered reasonably assured of execution.
When we are entitled to incentive tax credits for property, plant and equipment, we reduce the asset carrying value by the amount of the credit, which reduces future depreciation.

Consolidated depreciation expense for the years ended December 31, 2013, 2012 and 2011 was $206.2 million, $200.6 million and $217.7 million, respectively, and includes depreciation expense for capital leases of $4.3 million, $4.3 million and $9.7 million for the years ended December 31, 2013, 2012 and 2011, respectively.
The cost of constructing facilities, equipment and solar energy systems includes costs incurred during the asset's construction period. Capitalized interest totaled $22.3 million, $19.9 million, and $18.1 million for the years ended December 31 2013, 2012 and 2011, respectively.
Asset retirement obligations are recognized at fair value in the period in which they are incurred and the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its expected future value. The corresponding asset capitalized at inception is depreciated over the useful life of the asset. We operate under solar power services agreements with some customers that include a requirement for the removal of the solar energy systems at the end of the term of the agreement. In addition, we could have certain legal obligations for asset retirements related to disposing of materials in the event of closure, abandonment or sale of certain of our manufacturing facilities. We recognize a liability in the period in which we have determined the time frame that the asset will no longer operate and information is available to reasonably estimate the liability’s fair value.
Intangible Assets
Our indefinite-lived intangible assets include power plant development arrangements acquired in a business combination which relate to anticipated future economic benefits associated with our customer backlog and pipeline relationships. We initially treat backlog and pipeline as indefinite-lived intangible assets, similar to GAAP treatment of in-process R&D, which is not subject to amortization. These intangibles will be allocated to fixed assets as the construction of the related solar energy systems stemming from the existing backlog and pipeline is completed and will ultimately be charged to the statement of operations through cost of goods sold if the projects is sold in a direct sale or depreciation expense if the project is retained on the balance sheet. These assets are tested annually for impairment on December 1 of each year, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. December 1 is the date in which the annual impairment review is performed for all indefinite lived intangible assets.
Intangible assets that have determinable estimated lives are amortized over those estimated lives. The straight-line method of amortization is used because it best reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. The amounts and useful lives assigned to intangible assets acquired impact the amount and timing of future amortization. Reviews are performed to determine whether the carrying value of an asset is impaired, based on comparisons to undiscounted expected future cash flows or some other fair value measure. If this comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using discounted expected future cash flows utilizing an appropriate discount rate. Impairment is based on the excess of the carrying amount over the fair value of those assets.
The useful lives of our intangible assets subject to amortization are as follows:

Years
Favorable energy credits	4-18
Customer sales backlog and relationships	1-6
Trade name	15
Developed technology	5
Variable Interest Entities
Our business involves the formation of special purpose vehicles (referred to as “project companies”) to own the project assets and execute agreements for the construction and maintenance of the assets, as well as power purchase agreements or feed in tariff agreements with a buyer who will purchase the electricity generated from the solar energy system once it is operating. We may establish joint ventures with non-related parties to share in the risks and rewards associated with solar energy system development, which are facilitated through equity ownership of a project company. The project companies engage us to engineer, procure and construct the solar energy system and may separately contract with us to perform predefined operational and maintenance services post construction. We evaluate the terms of those contracts as well as the joint venture agreements to determine if the entity is a variable interest entity ("VIE"), as well as if we are the primary beneficiary.
VIEs are primarily entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders, as a group, lack one or more of the following characteristics: (a) direct or indirect ability to make decisions; (b) obligation to absorb expected losses; or (c) right to receive expected residual returns. VIEs must be evaluated quantitatively and qualitatively to determine the primary beneficiary, which is the reporting entity that has (a) the power to direct activities of a VIE that most significantly impact the VIEs economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. A VIE should have only one primary beneficiary, but may not have a primary beneficiary if no party meets the criteria described above.
To determine a VIE's primary beneficiary, an enterprise must perform a qualitative assessment to determine which party, if any, has the power to direct activities of the VIE and the obligation to absorb losses and/or receive its benefits. Therefore, an enterprise must identify the activities that most significantly impact the VIE's economic performance and determine whether it, or another party, has the power to direct those activities. When evaluating whether we are the primary beneficiary of a VIE, and must therefore consolidate the entity, we perform a qualitative analysis that considers the design of the VIE, the nature of our involvement and the variable interests held by other parties. If that evaluation is inconclusive as to which party absorbs a majority of the entity’s expected losses or residual returns, a quantitative analysis is performed to determine the primary beneficiary.
For our consolidated VIEs, we have presented on our consolidated balance sheets, to the extent material, the assets of our consolidated VIEs that can only be used to settle specific obligations of the consolidated VIE, and the liabilities of our consolidated VIEs for which creditors do not have recourse to our general assets outside of the VIE.
We are the primary beneficiary of ten VIEs in solar energy projects that we consolidated as of December 31, 2013, four of which existed and were consolidated by the Company as of December 31, 2012. During the year ended December 31, 2013, one solar energy system project company and one other entity that were consolidated as of December 31, 2012 were deconsolidated.
Income Taxes

Deferred income taxes arise because of a different tax basis of assets or liabilities between financial statement accounting and tax accounting, which are known as temporary differences. We record the tax effect of these temporary differences as deferred tax assets (generally items that can be used as a tax deduction or credit in future periods) and deferred tax liabilities (generally items for which we receive a tax deduction, but have not yet been recorded in the consolidated statement of operations). We regularly review our deferred tax assets for realizability, taking into consideration all available evidence, both positive and negative, including historical pre-tax and taxable income (losses), projected future pre-tax and taxable income (losses) and the expected timing of the reversals of existing temporary differences. In arriving at these judgments, the weight given to the potential effect of all positive and negative evidence is commensurate with the extent to which it can be objectively verified. Reportable U.S. GAAP income from our financing sale-leaseback transactions in the U.S. is deferred until the end of the lease term, generally 20-25 years, through the extinguishment of the debt.  However, sale-leaseback transactions generate current U.S. taxable income at the time of the sale, with the timing differences increasing deferred tax assets.  As a result of the continued decline in solar market conditions, the restructuring charges announced in December 2011, and cumulative losses in the U.S. and certain foreign jurisdictions, we recorded a material non-cash valuation allowance against the deferred tax assets at December 31, 2011. See Note 14 for further discussion.
We believe our tax positions are in compliance with applicable tax laws and regulations. Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards. Uncertain tax benefits, including accrued interest and penalties, are included as a component of other long-term liabilities because we do not anticipate that settlement of the liabilities will require payment of cash within the next twelve months. The accrual of interest begins in the first reporting period that interest would begin to accrue under the applicable tax law. Penalties, when applicable, are accrued in the financial reporting period in which the uncertain tax position is taken on a tax return. We recognize interest and penalties related to uncertain tax positions in income tax expense, which is consistent with our historical policy. We believe that our income tax accrued liabilities, including related interest, are adequate in relation to the potential for additional tax assessments. There is a risk, however, that the amounts ultimately paid upon resolution of audits could be materially different from the amounts previously included in our income tax expense and, therefore, could have a material impact on our tax provision, net (loss) income and cash flows. We review our accrued liabilities quarterly, and we may adjust such liabilities due to proposed assessments by tax authorities, changes in facts and circumstances, issuance of new regulations or new case law, negotiations between tax authorities of different countries concerning our transfer prices between our subsidiaries, the resolution of entire audits, or the expiration of statutes of limitations. Adjustments are most likely to occur in the year during which major audits are closed.

During the current year, we have repatriated the earnings of certain wholly owned subsidiaries to the United States. We do not provide for U.S. income taxes on the remaining undistributed earnings of our foreign subsidiaries which would be payable if the undistributed earnings were distributed to the U.S., as we consider those foreign earnings to be permanently reinvested outside the U.S. We plan foreign remittance amounts based on projected cash flow needs as well as the working capital and long-term investment requirements of our foreign subsidiaries and our domestic operations.
We have made our best estimates of certain income tax amounts included in the financial statements. Application of our accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In arriving at our estimates, factors we consider include how accurate the estimate or assumptions have been in the past, how much the estimate or assumptions have changed and how reasonably likely such change may have a material impact.
Employee-Related Liabilities
We have a long-term net liability for our consolidated defined benefit pension and other post-employment benefit plans. Our obligations are funded in accordance with provisions of federal law. We recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in our statement of financial position and recognize changes in that funded status in the year in which the changes occur through comprehensive income.
Our pension and other post-employment liabilities are actuarially determined, and we use various actuarial assumptions, including the discount rate, rate of salary increase, and expected return on assets, to estimate our costs and obligations. If our assumptions do not materialize as expected, expenditures and costs that we incur could differ from our current estimates. We determine the expected return on plan assets based on our pension plans’ actual asset mix as of the beginning of the year. While the assumed expected rate of return on the U.S. Pension plan assets was 8.5% in both 2013 and 2012, the actual return experienced in our pension plan assets in the comparable periods in 2013 and 2012 was 14.6% and 12.8%, respectively. We consult with the plans’ actuaries to determine a discount rate assumption that reflects the characteristics of our plans, including expected cash outflows from our plans, and utilize an analytical tool that incorporates the concept of a hypothetical yield curve, developed from corporate bond (AA quality) yield information. Assuming a 100 basis point increase in the discount rate, our 2013 pension expense would have been approximately $0.4 million higher. Assuming a 100 basis point decrease in the discount rate, our 2013 pension expense would have been approximately $0.6 million lower.
Effective January 1, 2012, the amortization period for the unamortized loss was changed to the average future life expectancy of the all plan participants, which was derived from an actuarial mortality table. This change was triggered by the small number of active plan participants relative to the total plan participants. Prior to 2012, the amortization period was derived based on the average remaining service period of the active participants expected to receive benefits. This change has reduced the amortization expense related to the unrealized loss.
Valuation of Convertible Debt
On December 20, 2013, we completed the offering of $600 million aggregate principal amount of 2.00% convertible senior notes due 2018 (the "2018 Notes") and $600 million aggregate principal amount of 2.75% convertible senior notes due 2021 (the "2021 Notes" and, together with the 2018 notes, the "Notes"). These convertible debt instruments require recognition of both a debt obligation and conversion option derivative liability in the Consolidated Financial Statements. The debt component is required to be recognized at the fair value of a similar debt instrument that does not have an associated derivative component. The conversion option derivative liability is recorded at fair value as described in more detail below under "Derivative Financial Instruments and Hedged Activities." The accounting guidance also requires an accretion of the resulting debt discount as interest expense using the effective interest rate method over the expected life of the convertible debt.
Stock-Based Compensation
Stock-based compensation expense for all share-based payment awards is based on the estimated grant-date fair value. We recognize these compensation costs net of an estimated forfeiture rate and recognize the compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. We recognize stock-based compensation expense for all grants on a straight-line basis over the requisite service period of the entire award for ratable awards. Compensation expense for awards with market or performance conditions reflects the estimated probability that the market and/or performance conditions will be met and is recognized ratably over the service period(s) of the award. We estimate the future forfeiture rate taking into consideration our historical experience during the preceding four fiscal years. For our market condition awards, the grant date fair value was calculated for these awards using a probabilistic approach under a Monte-Carlo simulation taking into consideration volatility, interest rates and expected term.

Determining the appropriate fair value model and calculating the fair value of share-based payment awards require the making of subjective assumptions, including the expected life of the share-based payment awards and stock price volatility. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and recognize expense only for those shares expected to vest. If our actual forfeiture rate is materially different from our estimate, the stock-based compensation expense could be significantly different from what we have recorded in the current period.
Contingencies
We are involved in conditions, situations or circumstances in the ordinary course of business with possible gain or loss contingencies that will ultimately be resolved when one or more future events occur or fail to occur. We continually evaluate uncertainties associated with loss contingencies and record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the loss or range of loss can be reasonably estimated. Legal costs are expensed when incurred. Gain contingencies are not recorded until realized or realizable.
Fair Value Measurements
Fair value accounting guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability, and are based on market data obtained from sources independent of us. Unobservable inputs reflect assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

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Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Because valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

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Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Valuations for Level 2 are prepared on an individual instrument basis using data obtained from recent transactions for identical securities in inactive markets or pricing data from similar instruments in active and inactive markets.

•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
We maintain various financial instruments recorded at cost in the December 31, 2013 and 2012 balance sheets that are not required to be recorded at fair value. For these instruments, we used the following methods and assumptions to estimate the fair value:

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Cash equivalents, restricted cash, accounts receivable and payable, customer deposits, income taxes receivable and payable, short-term borrowings, and accrued liabilities—cost approximates fair value because of the short maturity period; and

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Long-term debt—fair value is based on the amount of future cash flows associated with each debt instrument discounted at our current estimated borrowing rate for similar debt instruments of comparable terms.

Derivative Financial Instruments and Hedging Activities
All derivative instruments are recorded on the consolidated balance sheet at fair value. Derivatives not designated as hedge accounting and used to hedge foreign-currency-denominated balance sheet items are reported directly in earnings along with offsetting transaction gains and losses on the items being hedged. Derivatives used to hedge foreign-currency denominated cash flows and floating rate debt may be accounted for as cash flow hedges, as deemed appropriate. Gains and losses on derivatives designated as cash flow hedges are recorded in other comprehensive (loss) income and reclassified to earnings in a manner that matches the timing of the earnings impact of the hedged transactions. The ineffective portion of all hedges, if any, is recognized currently in earnings. Derivatives used to manage the foreign exchange risk associated with a net investment denominated in another currency are accounted for as a net investment hedge. The effective portion of the hedge will be recorded in the same manner as foreign currency translation adjustment in other comprehensive (loss) income. When the investment is dissolved and we recognize a gain or loss in other income (expense), the associated hedge gain or loss in other comprehensive (loss) income will be reclassified to other income (expense).
Derivatives not designated as hedging
We generally use currency forward contracts to manage foreign currency exchange risk relating to current trade receivables and payables with our foreign subsidiaries and current trade receivables and payables with our customers and vendors denominated in foreign currencies (primarily the Euro, the Japanese Yen, the Canadian Dollar, the South African Rand and certain other Asian currencies). The purpose of our foreign currency forward contract activities is to protect us from the risk that the dollar net cash flows resulting from foreign currency transactions will be negatively affected by changes in exchange rates. We do not hold or issue financial instruments for speculative or trading purposes. Gains or losses on our forward exchange contracts, as well as the offsetting losses or gains on the related hedged receivables and payables, are included in non-operating expense (income) in the consolidated statement of operations. Net currency losses on unhedged foreign currency positions totaled $8.6 million, $17.8 million and $4.7 million in 2013, 2012 and 2011, respectively.
Additionally, the embedded conversion options within senior convertible notes are derivative instruments that are required to be separated from the Notes and accounted for separately as derivative instruments (derivative liabilities) with changes in fair value reported in the Consolidated Statements of Operations until such transactions settle or expire. The embedded conversion option derivative instruments are measured at fair value utilizing Level 2 inputs consisting of the exercise price of the instruments, the price and volatility of our common stock, the risk free interest rate and the contractual term. Such derivative instruments are not traded on an open market as the banks are the counterparties to the instruments.

In connection with the senior convertible notes offering, we also we entered into privately negotiated convertible note hedge transactions (collectively, the "Note Hedge") and warrant transactions (collectively, the "Warrants" and together with the Note Hedge, the “Call Spread Overlay”), with certain of the initial purchasers of the Notes or their affiliates. Assuming full performance by the counterparties, the Call Spread Overlay is meant to effectively reduce our potential payout over the principal amount on the Notes upon conversion of the Notes. The Note Hedge and Warrants, which are indexed our common stock, are derivative instruments that require mark-to-market accounting treatment due to their cash settlement features until such transactions settle or expire. The Note Hedge and Warrants are measured at fair value utilizing Level 2 inputs consisting of the exercise price of the instruments, the price and volatility of our common stock, the risk free interest rate and the contractual term. Such derivative instruments are not traded on an open market. Valuation techniques utilize the inputs described above in addition to liquidity and institutional credit risk inputs.
Derivatives designated as hedging
In addition to the currency forward contracts purchased to hedge transactional currency risks, we may enter into currency forward contracts to hedge cash flow risks associated with future purchases of raw materials. Our cash flow hedges are designed to protect against the variability in foreign currency rates between a foreign currency and the U.S. Dollar. As of December 31, 2013, there were no currency forward contracts outstanding being accounted for as cash flow hedges.
We are party to ten interest rate swap instruments, five of which are accounted for using hedge accounting. The interest rate swaps are used to manage risks generally associated with interest rate fluctuations. Each contract has been accounted for as a qualifying cash flow hedge in accordance with derivative instrument and hedging activities guidance, whereby changes in the fair market value are reflected as adjustments to the fair value of the derivative instruments as reflected in the accompanying consolidated financial statements. The counterparties to these agreements are financial institutions. The fair values of the contracts are estimated by obtaining quotations from the financial institutions. The fair value is an estimate of the net amount that we would pay or receive on December 31, 2013, if the agreements were transferred to other parties or cancelled by us.

During 2013, we entered into cross currency swaps accounted for as cash flow hedges. The cross currency swaps are used to manage risk associated with debt instruments denominated in a currency different from our functional currency. The contracts have been accounted for as qualifying cash flow hedges in accordance with derivative instruments and hedging activities guidance, whereby changes in the fair market value are reflected as adjustments to the fair value of the derivative instruments as reflected in the accompanying consolidated financial statements. The counterparty to these agreements are financial institutions. The fair value of the contracts are estimated by obtaining quotations from the financial institutions. The fair value is an estimate of the net amount that we would pay or receive on December 31, 2013, if the agreements were transferred to another party or cancelled by us.
Investments

Cost and Equity Method Investments
Cost method investments are initially recorded and subsequently carried at their historical cost and income is recorded to the extent there are dividends. We use the equity method of accounting for our equity investments where we hold more than 20 percent of the outstanding stock of the investee or where we have the ability to significantly influence the operations or financial decisions of the investee. We initially record the investment at cost and adjust the carrying amount each period to recognize our share of the earnings or losses of the investee based on our ownership percentage. We review our equity and cost method investments periodically for indicators of impairment.
ACCOUNTING STANDARDS UPDATES NOT YET EFFECTIVE

In February 2013, the FASB issued Accounting Standards Update No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for which the Total Amount of the Obligation Is Fixed at the Reporting Date,
which addresses the recognition, measurement, and disclosure of certain obligations resulting from joint and several liability arrangements including debt arrangements, other contractual obligations, and settled litigation and judicial rulings. We will adopt ASU 2013-04 in the first quarter of 2014 and do not expect that the adoption will have a material impact on our consolidated financial statements.

In March 2013, the FASB issued Accounting Standards Update No. 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity, which addresses the accounting for the cumulative translation adjustment when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. We will adopt ASU 2013-05 in the first quarter of 2014 and do not expect that the adoption will have a material impact on our consolidated financial statements.

In July 2013, the FASB issued Accounting Standards Update No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which requires an entity to present an unrecognized tax benefit as a reduction of a deferred tax asset for a net operating loss (NOL) carryforward, or similar tax loss or tax credit carryforward, rather than as a liability when (1) the uncertain tax position would reduce the NOL or other carryforward under the tax law of the applicable jurisdiction and (2) the entity intends to use the deferred tax asset for that purpose. The ASU does not require new recurring disclosures. We will adopt ASU 2013-11 in the first quarter of 2014 and do not expect that the adoption will have a material impact on our consolidated financial statements.
MARKET RISK
Our market risk is mainly related to financial and capital markets risk.
The overall objective of our financial risk management program is to reduce the potential negative earnings effects from changes in foreign exchange and interest rates arising in our business activities. We manage these financial exposures through operational means and by using various financial instruments. These practices may change as economic conditions change.
To mitigate financial market risks of foreign currency exchange rates, we utilize currency forward contracts. We do not use derivative financial instruments for speculative or trading purposes. We generally hedge transactional currency risks with currency forward contracts. Gains and losses on these foreign currency exposures are generally offset by corresponding losses and gains on the related hedging instruments, resulting in negligible net exposure to us. A substantial majority of our revenue and capital spending is transacted in U.S. Dollars. However, we do enter into transactions in other currencies, primarily, the Euro, the Japanese Yen, the Canadian Dollar, the South African Rand and certain other Asian currencies. To protect against reductions in value and volatility of future cash flows caused by changes in foreign exchange rates, we have established transaction-based hedging programs. Our hedging programs reduce, but do not always eliminate, the impact of foreign currency exchange rate movements. In addition to the direct effects of changes in exchange rates, such changes typically affect the volume of sales or the foreign currency sales price as competitors’ products become more or less attractive. Our Taiwan, Malaysia and Singapore based subsidiaries use the U.S. Dollar as their functional currencies for U.S. GAAP purposes and do not hedge New Taiwanese Dollar, Malaysian Ringgit or Singapore Dollar exposures.

The fair market value of our Notes is subject to interest rate risk, market price risk and other factors due to the convertible feature of the Notes. The fair market value will generally increase as interest rates fall and decrease as interest rates rise. In addition, the fair market value of the Notes will generally increase as the market price of our common stock increases and decrease as the market price of our common stock falls. The interest and market value changes affect the fair market value of the Notes, but do not impact our financial position, cash flows or results of operations due to the fixed nature of the debt obligations, except to the extent increases in the value of our common stock may provide the holders of our Notes the right to convert to cash in certain instances. The aggregate estimated fair value of the Notes was $837.5 million as of December 31, 2013 based on quoted market prices as reported by an independent pricing source. A 10% increase in quoted market prices would increase the estimated fair value of our Notes to $921.3 million and a 10% decrease in the quoted market prices would decrease the estimated fair value of our Notes to $753.8 million.
Our remaining long-term debt portfolio consists primarily of fixed-rate instruments, but we have variable debt instruments with a carrying amount of $946.6 million as of December 31, 2013. Of this amount, $247.8 million is hedged using interest rate swaps both economically and as cash flow hedges. If the relevant market rate for all of our variable pay-rate borrowings had been 100 basis points higher or lower than actual in 2013, our interest expense would have changed by $7.0 million, partially offset by our interest rate hedges. The notional amounts and fair values of our interest rate cash flow hedges at December 31, 2013 were $225.7 million and $0.8 million liability, respectively. A similar hypothetical 100 basis points higher or lower rate than actual in 2013 would result in an estimated fair value change of approximately $2.3 million. Because these interest rate swaps are accounted for as a cash flow hedge, the change in fair value would be included within other accumulated comprehensive income (loss) in the balance sheet. We also have interest rate swaps that are considered economic hedges. The change in fair value of the economic swaps would be included in non-operating expense in the statement of operations. The notional amounts and fair values of our economic interest rate swap hedges, including upward amortizing instruments, as of December 31, 2013 is $308.9 million and $0.8 million asset, respectively. A similar hypothetical 100 basis points higher or lower rate than actual in 2013 would result in an estimated fair value change of approximately $3.1 million. We are also subject to interest rate risk related to our cash equivalents, pension plan assets and capital leases. In addition to interest rate risk on our cash equivalents and pension plan assets, we are subject to issuer credit risk because the value of our assets may change based on liquidity issues or adverse economic conditions affecting the creditworthiness of the issuers or group of issuers of the assets we may own. Our pension plan assets are invested primarily in marketable securities including common stocks, bonds and interest bearing deposits. See additional discussion in “Liquidity and Capital Resources” and “Critical Accounting Policies and Estimates.” Due to the diversity of and numerous securities in our portfolio, estimating a hypothetical change in value of our portfolio based on estimated changes in interest rates and issuer risk is not practical.

Our business model is highly sensitive to interest rate fluctuations and the availability of liquidity, and would be adversely affected by increases in interest rates or liquidity constraints. Our solar energy business requires access to additional capital to fund projected growth. During the construction phase of solar energy systems, we provide short-term working capital support to a project company or may obtain third party construction financing to fund engineering, procurement and installation costs. To the extent that our access to capital is limited or on unfavorable terms, our rate of growth of the Solar Energy segment may be limited by capital access. Additionally, many of our customers and potential customers depend on debt financing to purchase our solar energy systems. An increase in interest rates could make it difficult for our customers to secure the financing necessary to purchase our solar energy systems on favorable terms, or at all, and thus lower demand for our Solar Energy products, reduce revenue and adversely impact our operating results. An increase in interest rates could lower a customer’s return on investment in a system or make alternative investments more attractive relative to solar energy systems, which, in each case, could cause our customers to seek alternative investments that promise higher returns or demand higher returns from our solar energy systems, reduce gross margin and adversely impact our operating results.
UNAUDITED QUARTERLY FINANCIAL INFORMATION

2013	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Dollars in millions, except per share data
Net sales	$443.6	$401.3	$611.5	$551.2
Gross profit	49.7	49.2	60.6	(14.2)
Net loss	(101.4)	(96.4)	(112.1)	(304.0)
Net loss (income) attributable to noncontrolling interests	12.0	(6.5)	4.1	17.6
Net loss attributable to SunEdison stockholders	(89.4)	(102.9)	(108.0)	(286.4)
Basic loss per share	(0.40)	(0.45)	(0.47)	(1.07)
Diluted loss per share	(0.40)	(0.45)	(0.47)	(1.07)
Market close stock prices:
High	5.66	8.72	10.22	13.49
Low	3.44	4.08	6.46	8.35

In the first quarter of 2013, we recognized $25.0 million of revenue related to an amendment of a long-term solar wafer supply contract with Tainergy. In the third quarter of 2013, we terminated our long-term solar wafer supply agreement with Gintech Energy Corporation and subsequently amended. As part of that amendment, we retained a deposit and recognized $22.0 million of revenue.

In the fourth quarter of 2013, management concluded the start-up analysis of the Merano, Italy polysilicon facility and determined that, based on recent developments and current market conditions, restarting the facility was not aligned with our business strategy. Accordingly, we have decided to indefinitely close that facility and the related chlorosilanes facility obtained from Evonik. As a result, in the fourth quarter of 2013, we recorded approximately $37.0 million of non-cash impairment charges to write down these assets to their current estimated salvage value.

Fourth quarter 2013 gross profit was negatively impacted by our decision to retain more projects on the balance sheet as well as a $10.2 million impairment of intangible assets and $6.4 million of lower of cost or market charges pertaining to solar related inventory. In the fourth quarter of 2013, we completed the redemption of the $550 million outstanding aggregate principal amount of the 7.75% senior notes due 2019 and the $200 million second lien term loan with an interest rate of 10.75%. As a result of these redemptions, we recognized a loss on early extinguishment of debt in the consolidated statement of operations of $75.1 million.

2012	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Dollars in millions, except per share data
Net sales	$519.2	$808.4	$601.6	$600.7
Gross profit	50.1	90.4	86.9	108.2
Net income (loss)	(99.5)	(75.9)	38.4	(11.7)
Net (income) loss attributable to noncontrolling interests	0.9	(1.3)	(1.4)	(0.1)
Net (loss) income attributable to SunEdison stockholders	(98.6)	(77.2)	37.0	(11.8)
Basic (loss) income per share	(0.43)	(0.33)	0.16	(0.05)
Diluted (loss) income per share	(0.43)	(0.33)	0.16	(0.05)
Market close stock prices:
High	5.95	3.84	3.35	3.41
Low	3.50	1.44	1.68	2.15

During the third quarter 2012, we agreed to terminate a long-term solar wafer agreement with Conergy AG. We recognized $37.1 million as revenue during the third quarter 2012 due to the fact that we were relieved of our future performance obligations under the agreement.

In the third quarter 2012, we executed two settlement agreements with Evonik Industries AG and Evonik Degussa SpA (Evonik) pertaining to disputes arising from our early termination of two take-or-pay supply agreements. One of the original supply agreements also included a provision for the construction and operation of a chlorosilanes plant located on our existing Merano, Italy site for our benefit. Pursuant to the settlement reached, we paid Evonik a total of 70 million euro as well as forfeit a $10.2 million deposit with Evonik. As a result of the settlement, a favorable adjustment to our 2011 Global Plan was made in the third quarter 2012 resulting in $69.2 million of income classified within restructuring and impairment on the consolidated statement of operations. In the fourth quarter 2012, we obtained title to the chlorosilanes plant, which resulted in $31.7 million of income in the consolidated statement of operations.

In connection with the preparation of our consolidated financial statements for the nine months ended September 30, 2012, management identified an error and revised the amounts previously presented for cost of goods sold due to a non-cash inventory adjustment which eliminated intercompany profit for the three months ended March 31, 2012 and the three and six month periods ended June 30, 2012. We have determined that the effects of these revisions were not material to previously issued financial statements for the three months ended March 31, 2012 and the three and six months ended June 30, 2012. However, the amounts reflected in the table above have been revised to reflect these adjustments. Specifically, cost of goods sold was increased by $6.6 million for the three months ended March 31, 2012 and by $16.0 million for the three months ended June 30, 2012. As a result, the net loss increased from $92.0 million to $98.6 million for the three months ended March 31, 2012 and the net loss increased from $61.3 million to $77.2 million and from $153.3 million to $175.8 million for the three and six months ended June 30, 2012, respectively.